Exhibit 4.43
[Confidential Treatment]
SHIPBUILDING CONTRACT
BETWEEN
AKER YARDS S.A.
AND
F3 ONE, LTD

IN RELATION TO HULL NO. C33

THIS SHIPBUILDING CONTRACT is dated as of 7th September 2006 and made between:
(1)	AKER YARDS S.A., a company organised and existing under the laws of France and having its principal office at Avenue Bourdelle — B.P. 90180, 44613 Saint-Nazaire Cedex, France (the “Builder”); and

(2)	F3 ONE, LTD., a company incorporated in Bermuda and having its registered office at Milner House, 18 Parliament Street, Hamilton HM12, Bermuda (the “Buyer”).
NOW IT IS HEREBY AGREED as follows:
ARTICLE 1: SUBJECT MATTER OF CONTRACT
1.	AGREEMENT TO BUILD, SELL AND PURCHASE

1.1	On and subject to the express provisions of this Contract, the Plans and the Specification:-
(i)	the Builder shall:
(a)	design, engineer, build, launch, equip and outfit the passenger cruise ship more particularly described in the Plans and the Specification (the “Ship”) at the Shipyard, and

(b)	provide all components, equipment, gear, fittings, machinery, materials, parts, plant, outfit, spares and supplies which are necessary to achieve the objects and purposes described in Clause 1.1(i) (a) (the “Parts”) other than the specified supplies to be provided by the Buyer (the “Buyer’s Supplies”),

(c)	supply all operating and maintenance manuals, training materials, spares lists, plans, drawings, records and other construction documents specified in the Specification (together, the “Manuals”),

(d)	provide or procure the provision of all training of the Buyer’s employees specified in the Specification, and

(e)	test, complete, finish, sell and deliver the Ship to the Buyer at Shipyard.
(ii)	the Buyer shall purchase and accept delivery of the duly completed Ship at the Shipyard.

(iii)	The Builder, as a first class shipbuilder with knowledge of the Buyer’s performance and quality requirements and standards as expressed in the Plans and the Specification, shall ensure that all Work shall be carried out in a good and workmanlike manner and in accordance with the highest shipbuilding and marine engineering practices and standards for new passenger cruise ships, and so that (unless specified to the contrary in the Specification) the complexity, quality of workmanship, quality of Parts, design of the cabins, public areas and other interior spaces of the Ship specified in the Specification shall not be lower than the corresponding complexity, quality and design standards of the reference ships referred to in the Specification.

2.	DESCRIPTION OF THE SHIP

2.1	The Ship shall be a passenger cruise ship suitable for continuous year-round worldwide cruising, with the following main dimensions and characteristics:
(i)	Main Dimensions
Length, overall — [**] [Confidential Treatment] metres*
Length, between perpendiculars: — [**] [Confidential Treatment] metres*
Breadth, moulded hull — [**] [Confidential Treatment] metres (with a right for the Builder to reduce to 40.0 metres)
Depth to deck 4 — [**] [Confidential Treatment] metres
Design draft, moulded — [**] [Confidential Treatment] metres
(* signifies a tolerance of +/- half a metre)
(ii)	Guaranteed Deadweight

The guaranteed deadweight at delivery of the Ship, determined in accordance with the Specification, in seawater of [**] [Confidential Treatment] specific gravity at a design draft of [**] [Confidential Treatment] metres (the “Design Draft”), shall be not less than [**] [Confidential Treatment] metric tons (the “Guaranteed Deadweight”).

(iii)	Passenger Accommodation
[**] [Confidential Treatment]
Total passenger cabins — 2100
(iv)	Crew Accommodation
[**] [Confidential Treatment]

(v)	Life saving equipment

The Ship will be designed for the transport of [**] [Confidential Treatment] passengers and [**] [Confidential Treatment] crew, and there shall be eight (8) tenders on board and lifeboats according to the Regulatory Rules for a total of [**] [Confidential Treatment] persons.

(vi)	Guaranteed Service Speed

With the main engines operating at [**] [Confidential Treatment]% of maximum continuous rating at the Design Draft, with a [**] [Confidential Treatment]% sea margin in trial conditions and wind / sea not exceeding 2 on the Beaufort Scale, the Ship’s speed as measured during the sea trials in accordance with the Specification shall be at least [**] [Confidential Treatment] knots (the “Guaranteed Service Speed” or “GSS”).

(vii)	Guaranteed Fuel Consumption

The Ship shall be delivered with [**] [Confidential Treatment] main engines. The fuel consumption of each such engine during the trials conducted at the engine manufacturer’s test bed in accordance with the Specification shall not exceed [**] [Confidential Treatment] per shaft KW per hour in the conditions referred to in section M.1.3 of the Specification (the “Guaranteed Fuel Consumption” or “GFC”).
2.2	The details of the dimensions and characteristics referred to in Clause 2.1 above, as well as the definitions and method of measurements and calculations, are as indicated in the Specification and no changes shall be made to such dimensions and characteristics without the Buyer’s prior written approval.

2.3	The hull number of the Ship will be C33 and that number shall in accordance with Clause 1.2 in Article 4 be placed upon the Ship and the Parts during construction.

3.	SPECIFICATION AND PLANS

3.1	The Specification and the Plans describe in detail Work standards, certain specific features of the Work and the general scope of the Work but, although the contents of the Specification and the Plans are believed by the Builder and the Buyer to be accurate, all dimensions, measurements and other details shall be independently verified and checked by the Builder. If there is any error or inconsistency in the Specification or Plans that may adversely affect the technical performance of the Ship, the Builder shall correct the same, after first notifying the Buyer in writing and obtaining the Buyer’s written approval (which is not to be unreasonably withheld), without any increase in the Contract Price or any extension of the Delivery Date.

3.2	Save as otherwise expressly provided in this Contract, the Builder shall be solely and directly responsible for all aspects of the design, performance and quality of the Work, and the fact that any calculations, measurements, drawings, plans, test results or any other documents and data relating to the Work shall have been made, prepared or supplied by the Buyer or shown to the Buyer or approved by or on behalf of the Buyer and/or any Regulatory Authority and/or the Classification Society and/or any other specified person(s) or that modifications or alterations shall have been carried out in accordance with the Buyer’s requirements shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder’s obligations and/or liabilities under this Contract.

3.3	All Parts:
(i)	shall be new or (with the Supervisor’s prior written approval which shall not be unreasonably withheld) unused, of good quality, suitable for their intended purpose and in strict and full accordance and compliance with this Contract, the Plans and the Specification;

(ii)	save only as otherwise expressly provided for in the Specification or the Plans, or as further agreed by the duly authorised representatives of the Builder and the Buyer, shall be manufactured by leading, reputable and suitably qualified and experienced makers and suppliers of equipment to the passenger cruise ship industry; and

(iii)	in addition to and without derogation from the Builder’s obligations under paragraphs (i) and (ii) above, shall be in strict and full accordance and compliance with the Builder’s usual high standards and practices of construction for passenger cruise ships of a similar standard.
3.4	The Builder shall furnish spare parts and maintenance tools of the kind and in at least the quantities required by the Specification and the Classification Society. The cost of such spares and tools are included in the Contract Price. The Builder at its own cost and risk shall be responsible for the handling, storing and bringing on board the Ship of all spares and tools. Spares and tools furnished by the Builder shall be properly protected against physical decay, corrosion and mechanical damage and shall be properly listed so that replacements can be readily ordered by the Buyer.

4.	CLASSIFICATION

4.1	The Builder shall design and build the Ship under the supervision and special survey of Det Norske Veritas (the “Classification Society”), in accordance with the regulations, requirements, resolutions and rules of the Classification Society as well as all additions and amendments thereto that are (i) in force as of the Signing Date and (ii) officially published as of the Signing Date for ratification, enactment or implementation at any time thereafter (before or after the Delivery Date) (the “Class Rules”). For the avoidance of doubt, this provision does not (a) require the Builder to comply with proposed additions or amendments to the Class Rules that are still under discussion and that have not been officially published as at the Signing Date or (b) subject to the following proviso, require the Builder to comply with additions and amendments officially published as of the Signing Date if such compliance would prevent the Builder from delivering the Ship in accordance with the Class Rules in force on the Delivery Date provided that if the Builder becomes aware of any conflict between the Class Rules referred to at (i) and (ii) above the Builder shall promptly notify the Buyer and comply with the Buyer’s requests to obtain such dispensation or waiver as may reasonably be required by the Buyer so as to avoid or resolve the conflict. On delivery the Ship shall achieve the class notation [**] [Confidential Treatment] free of all conditions, notations, qualifications, recommendations, reservations and restrictions subject to the tolerances, and the qualifications on the Buyer’s right to reject the Ship and to terminate the Contract on account of the Builder’s failure to achieve such class notation, expressly provided for in Article 6, Clauses 2.10 to 2.15.

4.2	Decisions of the Classification Society as to whether or not Work complies with the requirements and standards of the Class Rules shall be final and binding on the parties. However, to the extent that any of the requirements and standards binding on the Builder under this Contract, the Plans or the Specification are higher than the Class Rules, the first sentence of this Clause 4.2 shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) the Builder’s obligations to ensure that the Work complies with such higher requirements and standards.

4.3	The Builder shall also design and build the Ship under the supervision and in accordance with the regulations, requirements, resolutions and rules of the Regulatory Authorities, all other specified regulations, requirements, resolutions and rules, and all additions and amendments thereto that, are (i) in force as of the Signing Date and (ii) officially published as of the Signing Date for ratification, enactment or implementation at any time thereafter (before or after the Delivery Date) (the “Regulatory Rules”). For the avoidance of doubt this provision does not (a) require the Builder to comply with proposed additions or amendments to the Regulatory Rules that are still under discussion and that have not been officially published as at the Signing Date or (b) subject to the following proviso require the Builder to comply with additions and amendments officially published as of the Signing Date if such compliance would prevent the Builder from delivering the Ship in accordance with the Regulatory Rules in force on the Delivery Date provided that if the Builder becomes aware of any conflict between the Regulatory Rules referred to at (i) and (ii) above the Builder shall promptly notify the Buyer and comply with the Buyer’s requests to obtain such dispensation or waiver as may reasonably be required by the Buyer so as to avoid or revolve the conflict. On delivery the Ship shall comply with the Regulatory Rules free of all conditions, notations, qualifications, recommendations, reservations and restrictions provided that where the Specification expressly allows compliance with any Regulatory Rules or other requirements to be demonstrated by tests carried out after delivery of the Ship, the Builder shall be obliged to take all such steps as may be practicable before delivery of the Ship in order to obtain advance comments so that any issues raised by the relevant Regulatory Authorities can be addressed before delivery and so that compliance with the relevant Regulatory Rules can be demonstrated after delivery in the manner and in accordance with the timetable provided for in the Specification.

4.4	Decisions of a Regulatory Authority as to whether or not Work complies with its Regulatory Rules shall be final and binding on the parties. However, to the extent that any of the requirements and standards binding on the Builder under this Contract, the Plans or the Specification are higher than the relevant Regulatory Rules, the first sentence of this Clause 4.4 shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) the Builder’s obligations to ensure that Work complies with such higher requirements and standards.

4.5	All classification, certification, testing, survey and other fees and charges payable to the Classification Society and any Regulatory Authority in relation to the Work shall be for the account of the Builder.

4.6	The Builder shall provide (or procure that the Classification Society or the Regulatory Authorities provide) the Buyer with copies of all correspondence, minutes of meetings and other documents passing between the Builder, the Classification Society or any Regulatory Authorities in relation to the Work. In addition, the Buyer may attend all meetings between the Builder, the Classification Society or any Regulatory Authorities, and the Builder shall keep the Buyer well informed (in advance) of all of such meetings. The Builder shall promptly inform the Supervisor of any unscheduled meetings between the Builder and the Classification Society or any Regulatory Authorities and, if the Supervisor does not attend any of such meetings, the Builder shall give the Supervisor a reasonably detailed account of the matters discussed and decisions taken at the meeting.

4.7	The Builder and its Subcontractors shall comply with all laws, rules and regulations applicable to the Builder’s activities in respect of the Work, and accordingly the Builder shall obtain all licenses, permits, certificates and permissions required for the execution and completion of the Work, including those required by the Classification Society and the Regulatory Authorities.

4.8	The Builder shall be responsible for obtaining the approval of all drawings, calculations and other necessary matters by the Classification Society and the Regulatory Authorities, and shall arrange for all applicable certificates and approvals to be issued.

5.	SUBCONTRACTING AND MAKERS’ LIST

5.1	The main assembly, construction and erection of the Ship, including the installation of the Ship’s main Parts and all other major elements of the Work, shall be carried out by the Builder at the Shipyard.

5.2	On prior written notice to the Buyer, the Builder may subcontract the fabrication of steel blocks to European Subcontractors who are certified by the Classification Society as meeting DNV MPQA standards (or equivalent, if another Classification Society is appointed with the Buyer’s agreement) and who are otherwise objectively regarded as reputable and suitably qualified and experienced contractors to the passenger cruise ship industry.

5.3	Appendix 3 of the Specification contains an agreed list (the “Makers’ List”) of potential Subcontractors for the performance of important elements of the Work and for the supply of major Parts. The Makers’ List may be modified by agreement of the parties in order to take advantage of technical developments and improvements. Either party may make proposals to the other in this respect and each party agrees to give reasonable consideration to any such proposals but neither party will be obliged to accept any proposal that adversely affects its obligations, liabilities or interests under the Contract.

5.4	The Builder shall use the approved Subcontractors referred to in the Makers’ List for the execution of the Work, and the supply of the Parts, therein specified. The Builder shall not be entitled, without the express prior written approval of the Buyer (which may be withheld on reasonable grounds by the Buyer), to change any Subcontractor referred to in the Makers’ List or to engage any new Subcontractor for the same element of the Work or the supply of the same Parts or any replacements for such Parts. Nor shall the Builder permit any of such approved Subcontractors to subcontract any of their Work or supply obligations in a manner that is inconsistent with the other provisions of this Clause 5.

5.5	Where more than one Subcontractor is named in the Makers’ List in relation to an element of the Work or a Part, the Builder must nominate its choice of Subcontractor by notice in writing to the Buyer as soon as possible and at the same time provide the Buyer with the relevant technical specifications for Work or the Part in question.

5.6	The Buyer will have up to ten (10) Working Days from its receipt of each written nomination and the related specifications within which to accept or to reject the Builder’s nomination and instead select a different Subcontractor from the Makers’ List.

5.7	Before purchasing any major Parts from, or subcontracting any major elements of the Work (apart from the Parts and Work elements referred to in Clause 5.2) to, Subcontractors who are not named in the Makers’ List, the Builder will notify the Buyer in writing of its proposal and provide the Buyer with the relevant technical specifications in order to allow the Buyer to submit its comments to the Builder. The Buyer will have ten (10) Working Days within which to object to such proposal on the grounds of the availability of spares and the quality of post-delivery services support in North America.

5.8	If the Buyer wishes the Builder to select a Subcontractor other than the one nominated by the Builder then the difference, if any, between that Subcontractor’s price and the price of the Subcontractor nominated by the Builder shall be added to or (as the case may be) subtracted from the Contract Price in accordance with the provisions of Article 3, Clause 1. Any other differences between the supply and warranty conditions offered by the Subcontractor selected by the Buyer and the conditions offered by the Subcontractor nominated by the Builder shall be accepted and borne by the Buyer.

5.9	The Builder and the Buyer will work together closely in good faith, and each will use all reasonable commercial efforts, to avoid, minimise and mitigate the effects of any cost differentials between competing Subcontractors.

5.10	The Builder’s appointment, contracting, employment or use of any workmen, Subcontractors, agents and other representatives (including, without limitation, any such persons appointed or employed or contracted by the Builder with the Buyer’s approval) shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder’s obligations and/or liabilities under or in connection with this Contract nor diminish the Builder’s responsibility to the Buyer to manage, supervise and conduct such persons in a workmanlike manner and in accordance with the practices and standards referred to in Clause 1.1.

5.11	Save as otherwise agreed between the parties, all contacts with Subcontractors shall be made through the Builder. However, the Buyer may at any time contact and contract with Subcontractors in relation to post-delivery maintenance and support arrangements only.

5.12	The Builder covenants with the Buyer that:
(i)	it shall ensure that there is not and will not be created by the Builder any legal relationship between the Buyer and any Subcontractors appointed or otherwise used by the Builder (save for such relationships as may be created by reason of the warranty and guarantee assignments to be made by the Builder under Clause 2.9 of Article 7 or by mandatory operation of law);

(ii)	it shall take reasonable care in the selection, employment, appointment and supervision of all Subcontractors who supply Parts, and shall procure their employment or appointment on terms consistent with the Buyer’s rights, and the Builder’s obligations and liabilities, under this Contract including, without limitation, such matters as (a) the nature of guarantees and warranties, and liberty for the Builder to assign all or any part(s) of such guarantees and warranties to the Buyer, (b) good service of the Subcontractors, (c) reliability of the Subcontractors, (d) availability and quality of pre-delivery training, and (e) availability of spares and quality of post-delivery service support as these matters are contemplated by the Specification;

(iii)	it shall prevent its Subcontractors from exercising any rights to arrest, attach, detain or encumber the Ship, the Parts, or any of the Buyer’s Supplies;

(iv)	it shall promptly provide the Buyer with such information and access as it may require from time to time in order to verify the performance of the supplies, services and Work provided or carried out by the Builder’s Subcontractors;

(v)	it shall promptly take all necessary steps to ensure the proper performance of any such Subcontractors;

(vi)	without prejudice to the operation of Article 10, Clause 2, it shall be fully, directly and solely responsible (as between the Builder, the Buyer and the other protected parties) for the acts, omissions and defaults of the Builder’s Subcontractors (including, without limitation, any persons appointed, employed or contracted by the Builder with the approval of the Buyer) and for the acts, omissions and defaults of the respective officers, employees, workmen, agents and other representatives of the Builder and its Subcontractors; and

(vii)	upon the Buyer’s reasonable request from time to time, it shall promptly provide the Buyer with information relating to any subcontract.
5.13	All labour costs (including overtime costs) of the Builder and of the workmen, Subcontractors, and others used by the Builder shall be for the account of the Builder.

6.	BUYER’S SUPPLIES

6.1	The Buyer, at its own risk and expense, shall supply and deliver the Buyer’s Supplies to the Shipyard on a DDP (Incoterms 2000) basis, free of any encumbrances, and in proper condition for installation or incorporation in, or stowage on board, the Ship in accordance with the agreed delivery schedule in Part G of the Specification as the same is updated and amended by agreement of the parties during the construction period.

6.2	The Builder shall, at its own risk and expense, receive, check as to visual compliance with transport documents, inspect the packaging, insure (in accordance with Clause 2 of Article 4), clearly mark as the property of the Buyer, safely store and keep well protected and completely segregated from Parts and other materials owned by the Builder or other parties, and properly put on board and thereafter install or incorporate in or stow on the Ship, all of the Buyer’s Supplies from time to time delivered to the Shipyard, and (whenever so requested by the Supervisor) the Builder shall also assist the Buyer to clear any Buyer’s Supplies through French customs. If any packaging is discovered damaged, the Builder will promptly inform the Buyer and the parties’ representatives will jointly unpack and inspect the content of the package. In addition, the Buyer’s personnel may unpack any other consignment of Buyer’s Supplies in order to check its conformity with the related orders and transport documents.

6.3	In order to facilitate the installation and incorporation of the Buyer’s Supplies by the Builder, the Buyer shall furnish the Builder with all plans, instruction books, test reports and certificates provided to the Buyer by its suppliers. Upon request by the Builder, the Buyer’s available personnel at the Shipyard will assist — or cause the Buyer’s relevant suppliers to assist — the Builder and its Subcontractors with the installation of the Buyer’s Supplies. If any Buyer’s Supplies (including relevant technical documentation and any Buyer’s Supplies to be replaced by the Buyer pursuant to this Clause 6) have not been delivered within five (5) Working Days after the Supervisor’s receipt of a notice from the Builder under Clause 6.4(ii), the Builder shall be entitled to proceed with the construction of the Ship without installing or incorporating such Buyer’s Supplies in or on the Ship and the lack of any such installation or incorporation shall not be treated as a defect in the Ship provided that if the relevant Buyer’s Supplies may be installed or incorporated in or on the Ship at a later date without any additional cost to the Builder or any delay in delivery of the Ship then the Builder will accommodate any request by the Supervisor to extend the date for delivery and installation or incorporation of the relevant Buyer’s Supplies.

6.4	The Builder:
(i)	shall be liable to the Buyer for any damage to or loss of any Buyer’s Supplies caused by Builder’s default and occurring or arising after delivery of such Buyer’s Supplies under Clause 6.1; and

(ii)	shall notify the Supervisor as soon as practicable of any loss of, damage to, or deficiency in the supply or performance of, any of the Buyer’s Supplies or any late delivery thereof in accordance with Clause 6.3.
6.5	Where the Builder is liable to the Buyer for any damage to or loss of any Buyer’s Supplies, the Builder will promptly replace the relevant Supplies with identical items at its risk and expense, in which case any insurance proceeds paid in respect of such loss and damage will be paid to and retained by the Builder. In all other cases where the Builder gives notice to the Buyer under Clause 6.4(ii), the Buyer will as soon as may reasonably be practicable replace the relevant Buyer’s Supplies at its risk and expense. For the avoidance of doubt, the other provisions of this Clause 6 shall apply to such replacements.

6.6	The Buyer acknowledges and agrees that the Builder shall not be responsible for the design, performance or quality of Buyer’s Supplies.

6.7	The Contract Price includes an allowance of [**] [Confidential Treatment] which may be used by the Buyer for the payment of Buyer’s Supplies ordered by the Buyer. This allowance will be paid for the Buyer, through each payment of the Contract Price under Article 8 Clause 2.1, in the following five tranches:
(i)	the Contract Price payment under Article 8, Clause 2.1 (i) will include the sum of [**] [Confidential Treatment] in respect of the first tranche of the allowance;

(ii)	the Contract Price payment under Article 8, Clause 2.1 (ii) will include the sum of [**] [Confidential Treatment] in respect of the second tranche of the allowance;

(iii)	the Contract Price payment under Article 8, Clause 2.1 (iii) will include the sum of [**] [Confidential Treatment] in respect of the third tranche of the allowance;

(iv)	the Contract Price payment under Article 8, Clause 2.1 (iv) will include the sum of [**] [Confidential Treatment] in respect of the fourth tranche of the allowance; and

(v)	subject to Clause 6.9, the Contract Price payment under Article 8, Clause 2.1 (i) will include the sum of [**] [Confidential Treatment] (forty million euros) in respect of the fifth tranche of the allowance.
6.8	As soon as each pre-delivery payment of the Contract Price has been made by the Buyer under Article 8 Clause 2.1, the Builder shall pay the relevant tranche of the allowance to the Buyer.

6.9	Upon delivery and acceptance of the Ship in accordance with this Contract, the Builder shall pay the fifth tranche of the allowance to the Buyer in or towards payment for Buyer’s Supplies ordered for the Ship provided that if the aggregate total cost of Buyer’s Supplies ordered for the Ship shall be less than the amount of the allowance, the amount of the fifth tranche of the allowance payable by the Buyer — and hence the amount of the Contract Price payable under Article 8 Clause 2.1(v) — shall be reduced accordingly.

6.10	Within fifteen (15) days after the Ship has been delivered by the Builder and accepted by the Buyer in accordance with the express provisions of this Contract, the Buyer will remove from the Shipyard any of the Buyer’s Supplies which have not been used in the construction of, or otherwise delivered with, the Ship.

7.	BUILDER’S TALLY OF BUYER’S SUPPLIES

7.1	The Builder shall make and keep fully itemised and up-to-date records of all Buyer’s Supplies from time to time delivered to the Shipyard and/or other premises of the Builder (and/or its Subcontractors) and, without prejudice to the generality of the foregoing, the

Builder shall ensure that such records are made and kept in the form used by the Builder for its own stocks and show:
(i)	the date of delivery to the Builder (or its Subcontractors) of each batch or consignment of Buyer’s Supplies;

(ii)	where and how such Buyer’s Supplies are stored;

(iii)	when such Buyer’s Supplies are incorporated or installed in, or stowed on, the Ship; and

(iv)	the balance (in usual units) of any unused Buyer’s Supplies.
7.2	The Builder shall provide the Supervisor, on a monthly basis, with a complete set of the records described in Clause 7.1 and all amendments of, or supplements to, such records.
(End of Article 1)

ARTICLE 2: SUPERVISION
1.	SUPERVISOR

1.1	The Buyer may retain a supervisor (the “Supervisor”) and a supervision team of a reasonable size at the Shipyard to maintain close contact with the Builder and, on behalf of the Buyer, to supervise the Work. The Buyer shall be responsible for obtaining and maintaining any necessary French permissions and authorisations for the Supervisor and his team to carry out their duties, and the Builder will assist the Buyer in this regard.

1.2	The Supervisor and his team shall carry out their inspections and supervision in an efficient manner and in such a way as to avoid any increase in the building costs or delays to the Work.

1.3	All salaries and, subject to Clause 1.4, costs and expenses of the Supervisor and his team shall be for the Buyer’s account.

1.4	The Builder shall provide, free of charge to the Buyer, the Supervisor and his team suitably equipped and maintained changing rooms and offices in close proximity to the Shipyard and all such other facilities within such offices as may be necessary to enable the Supervisor and the Supervisor’s team effectively to carry out their Work including, without limitation, direct call national and international telephone lines (in respect of which the Builder will pay for line rentals and local calls and the Buyer will pay the actual cost of all other calls plus a 5% administration fee), fax lines and machines, broadband computer connections, and laser printers. The Builder will also: allow the Supervisor and his team to use the refectory at the Shipyard; and assist the Supervisor to find lodgings for his team by introducing him to local rental agents.

1.5	A written statement confirming the Supervisor’s appointment and the scope of his actual authority shall be given by the Buyer to the Builder within thirty (30) days after the Effective Date. Written notice of revocation of appointment of the Supervisor and/or any change in the scope of his actual authority shall be given by the Buyer to the Builder as soon as reasonably practicable after any such revocation and/or change has been decided upon by the Buyer.

1.6	The Supervisor and his team shall be given notice of and shall observe the safety and security precautions and other rules and regulations in force from time to time at the Shipyard and at the premises of the Builder’s Subcontractors.

1.7	The Builder may request the Buyer to replace a representative who is deemed unsuitable and unsatisfactory for the proper progress of the Ship’s construction. The Buyer shall investigate any such request (if necessary, by sending its representative(s) to the Shipyard). If the Buyer considers the Builder’s request to be justified, it will effect the replacement as soon as may be conveniently arranged.

1.8	The Buyer may request the Builder to replace any representative in the Builder’s equivalent of the Supervisor’s team who is deemed unsuitable and unsatisfactory for the proper progress of the Ship’s construction. The Builder shall investigate any such request and, if the Builder considers the request to be justified, it will effect the replacement as soon as may be conveniently arranged.

1.9	Each of the Builder and the Buyer agrees to work closely with the other and to act reasonably and in good faith with a view to agreeing, by no later than the first anniversary of the Effective Date, the terms necessary to regulate the timetable, conditions and procedures for the advance occupation of certain parts of the Ship by the Buyer for crew familiarisation, training and lodging purposes.

1.10	The Builder shall allow key representatives of the Buyer for the Ship to attend the Shipyard upon reasonable prior written notice to the Builder, and to be present during tests and for familiarisation, training and lodging purposes

2.	PLANNED PROGRAMME AND PLAN APPROVAL

2.1	Each of the Builder and the Buyer acknowledges and agrees that successful completion of the construction of the Ship in accordance with this Contract, the Plans and the Specification will require a high degree of co-operation and flexibility on the part of both parties.

2.2	Notwithstanding the generality of Clause 2.1, the Work shall be carried out in strict accordance with the express provisions of this Contract, the Specification and the Plans, and on the Effective Date the Builder will provide the Supervisor with: a planned programme containing a critical path treatment of the major and significant elements of the Work, in their proper sequence, which must be completed to ensure delivery of the Ship (the “Planned Programme”); and the schedule of inspections and tests referred to in Part G.11 of the Specification (the “Tests Schedule”).

2.3	Without prejudice to the Builder’s express obligations under the other provisions of this Contract, if the Builder considers it necessary to make any material alterations in the Planned Programme the Builder shall promptly provide the Supervisor with written details of and reasons for the proposed alterations. Without prejudice to the Builder’s express rights under the other provisions of this Contract, no alterations to the Planned Programme shall delay completion of the Work or delivery of the Ship in accordance with this Contract, nor shall any such alterations accelerate the performance or change the tenor of any of the Buyer’s obligations under this Contract.

2.4	The Builder shall submit to the Buyer each month, commencing on the date falling three (3) months after the Effective Date, until delivery, the following documentation (the reasonable accuracy of which the Builder hereby warrants):
(i)	a status report (in form acceptable to the Buyer) of the Work as compared with the Planned Programme, including the critical path;

(ii)	a report (in form acceptable to the Buyer) setting out the actual progress of the Work during the previous month as compared with the Planned Programme;

(iii)	a list of modifications (if any) agreed or determined during the previous month;

(iv)	a report in proper form on the delivery of Parts and Buyer’s Supplies during the previous month.

2.5	Without prejudice to the Builder’s other obligations under this Contract, if the construction of the Ship should, for any reason whatsoever, be materially delayed beyond the time-frame indicated in the Planned Programme, the Builder shall promptly notify the Buyer and thereafter keep the Buyer regularly informed about the steps being planned and taken by the Builder in order to try to overcome the delay.

2.6	All plans, drawings and other documents required by the Specification to be developed and supplied by the Builder to the Buyer for approval shall be delivered by the Builder in their proposed final form in three (3) hard copies (and, if so requested, electronically) to the Supervisor for approval by and on behalf of the Buyer. The Builder agrees to submit all such plans, drawings and documents in such timely manner that the Buyer may have a reasonable opportunity to review and approve or comment on the same within the periods provided for in Clauses 2.7 and 2.9.

2.7	Within six (6) Working Days after the Supervisor’s receipt of each set of plans, drawings and other documents submitted to the Supervisor for approval pursuant to the Specification one (1) copy of each such plan, drawing and other document shall be returned by the Buyer to the Builder either as approved or as rejected by the Buyer provided that all rejections shall specify with reasons all aspects of the rejected plans, drawings or documents which in the opinion of the Buyer do not, or which provide for Work which does not, comply with the requirements of this Contract, the Plans or the Specification.

2.8	If a plan, drawing or other document is approved by the Buyer, the Builder shall proceed with the Work shown therein.

2.9	If any aspect of a plan, drawing or other document is rejected by the Buyer under Clause 2.7, and the Builder accepts such rejection, the Builder shall promptly alter the relevant plan, drawing or document without charge to the Buyer and resubmit it as altered for approval by the Buyer in accordance with the procedure and timetable referred to in Clause 2.7. For the avoidance of doubt, if any plans, drawings or other documents rejected by the Supervisor contain any error, omission, ambiguity, inconsistency, inadequacy or other deficiency they and the related Work shall be remedied by the Builder (if the Builder accepts such rejection) without any increase in the Contract Price or any extension of the Delivery Date.

2.10	All Work performed by the Builder prior to approval by the Buyer of all plans, drawings or documents relating to such Work shall be at the sole risk and expense of the Builder without prejudice to the Builder’s right to dispute any rejection by the Buyer under Article 13.

2.11	If the Buyer (or the Supervisor on the Buyer’s behalf) fails to return to the Builder or (in the case of any rejections) fails to give reasons, in accordance with the time limits referred to in Clause 2.7 and Clause 2.9, any plan or drawing or other document and this failure is not remedied within two (2) Working Days after the Supervisor’s receipt of a written notice from the Builder specifying such failure, such plan or drawing or other document shall be deemed to have been automatically and expressly approved by the Buyer without any comments.

2.12	Although the Buyer’s approval (or deemed approval) of plans, drawings and other documents shall preclude the Buyer from subsequently requiring any changes therein (except pursuant to Article 3), such approval or deemed approval shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder’s obligations and/or liabilities under or in connection with the Contract.

2.13	If the Builder discovers any aspect of the Plans, the Specification or the Work that does not conform with the Class Rules or the Regulatory Rules or the shipbuilding and marine engineering practices referred to in Article 1, Clause 1.1 the Builder shall promptly notify the Supervisor and submit a proposal to the Supervisor for the Buyer’s approval (such approval not to be unreasonably withheld or delayed) for the removal of the non-conformity without any cost to the Buyer, without any increase in the Contract Price and without any extension of the Delivery Date.

3.	WORK APPROVAL

3.1	Throughout the period during which the Ship is being built the Builder will conduct its usual quality control programme of inspections, testing and supervision by a team of the Builder’s staff specially designated for this purpose but the Work and all Parts, as the same may at any time and at any place be completed or be in progress, shall also be subject to inspection by and the approval of the Buyer (acting through the Supervisor and his team) and the Classification Society.

3.2	Subject only to the proviso at the end of this Clause 3.2, the Builder shall at all times during normal working hours and subject to the usual regulations of the Shipyard give the Supervisor and the Supervisor’s team free and ready access to (and a free right to inspect) the Ship and Parts at any place where Work is being done or tests are being carried out or Parts are being processed or stored in connection with the building of the Ship including the Shipyard and other yards, workshops and stores of the Builder, and the premises of the Builder’s Subcontractors who are doing Work in connection with the building of the Ship or assembling, manufacturing, processing or storing of Parts, and the Builder shall ensure that provisions equivalent to the provisions of this Clause 3.2 are inserted into all subcontracts from time to time made by it in connection with the Work provided that the Supervisor or any member of his team must be accompanied by a representative of the Builder during all visits to the design offices of the Builder and any Subcontractors.

3.3	The Buyer shall be entitled but not obliged to reject any Work or Parts that do not comply with the requirements of this Contract, the Plans and the Specification unless and to the extent that such non-compliance is the direct result of the Builder seeking to avoid (in a manner approved by the Buyer, such approval not to be unreasonably withheld) any non-conformities referred to in Clause 2.13 provided that all rejections shall be made in writing, and shall specify with reasons those aspects of the Work or Parts inspected which in the opinion of the Buyer do not comply with the requirements of this Contract, the Plans or the Specification.

3.4	If any Work or Parts shall be rejected by the Buyer as not complying with the Contract, the Plans or the Specification, the Builder shall promptly remedy or replace such Work or Parts without any increase in the Contract Price or any extension of the Delivery Date unless the Builder does not accept the validity of the Buyer’s rejection in which case the provisions of Clause 4 below shall apply.

3.5	The Builder shall not cover up any Part or element of the Work that the Supervisor or his team are entitled to inspect so as to render impossible any proper inspection thereof by the Supervisor without giving the Supervisor sufficient advance written notice and a reasonable opportunity to inspect the relevant Part or Work. If any such covering up occurs the Buyer may require the Builder to uncover the relevant Part or Work so that the Supervisor may make its inspection. For the avoidance of doubt, if the Supervisor receives sufficient advance written notice and reasonable opportunity to inspect the relevant Part or Work but fails to do so, the Buyer will be deemed to have waived its right to require the Builder to uncover such Part or Work.

3.6	If the conduct of subsequent Work invalidates the results of earlier inspections, tests or trials on previously completed Work, the Supervisor may require the Builder to carry out further inspections, tests and trials on such Work.

3.7	The inspection, supervision and testing from time to time carried out by the Supervisor and his team shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder’s obligations and/or liabilities under or in connection with the Contract.

4.	TECHNICAL DISPUTES

4.1	If, at any time before delivery of the Ship, there is a difference of opinion between the Builder and the Buyer in relation to any technical matter regarding the Specification and/or the Plans (including any dispute concerning compliance with any of the quality requirements and other technical standards provided for in this Contract), then either party may give a notice to the other party and if the parties do not resolve the difference of opinion within five (5) Working Days after the date of service of such a notice, the Builder or the Buyer may require that the difference of opinion be treated as a Dispute of a technical nature to be resolved in accordance with Clause 1 of Article 13.
(End of Article 2)

ARTICLE 3: MODIFICATIONS
1.	MODIFICATIONS

1.1	This Contract, the Plans and the Specification may be modified from time to time by agreement of the parties provided that all reasonable and timely modifications requested by the Buyer, and/or any modifications required to be made under Clause 2 which are occasioned by any changes in the Class Rules or in any of the Regulatory Rules after the Signing Date, shall be implemented by the Builder if the Buyer agrees to necessary modifications to the Contract Price, the Delivery Date and any other relevant provisions of this Contract, the Builder agreeing to act in good faith and use all reasonable efforts to accommodate any such reasonable requests by the Buyer so that all such modifications shall be made:
(i)	at the lowest cost reasonably possible agreed or determined in accordance with Clause 1.2;

(ii)	within the shortest period of time reasonably possible; and

(iii)	without any loss in the relative priority of the Work for the Ship compared to other construction Work in the Shipyard, provided that nothing in this Clause 1.1 shall require the Builder to jeopardise its contracted building schedule(s) for other ships.

1.2	Any adjustment of the Contract Price to be made pursuant to this Clause shall be in a fixed amount, not subject to any escalation and shall reasonably reflect the Builder’s increased costs (or savings in costs) directly, necessarily and reasonably occasioned by the proposed modification. If the parties cannot agree on the amount of such increased costs (or savings in costs), the same shall be deemed to be the sum of:
(i)	the net positive or negative change in the Builder’s newbuilding labour costs (excluding profit) as a direct and necessary result of the modification, (including the direct cost of any necessary design and engineering services not otherwise charged to the Buyer) as of the date when the requirement to effect the modification is proposed;

(ii)	the net positive or negative change in the Builder’s cost of materials (excluding profit) as a direct and necessary result of the modification; and

(iii)	the Builder’s agreed profit, which shall be a positive number equal to [**] [Confidential Treatment] per cent. ([**] [Confidential Treatment]) of the sum of the amounts determined in accordance with paragraphs (i) and (ii), in the case of increased costs only.
The Builder has provided the Buyer with a table of the Builder’s unit rates for newbuild labour costs and main materials, and these rates shall be used when calculating all adjustments to the Contract Price under this Clause 1.2.

1.3	Any agreement on a modification (“AOM”) of this Contract, the Plans or the Specification shall be agreed by the parties before execution of such alterations and changes, and shall include:

(i)	any increase or decrease in the Contract Price agreed or determined in accordance with Clause 1.2;

(ii)	any change in the Delivery Date, and

(iii)	any other adjustment to or amendment of any relevant provisions of this Contract, the Plans or the Specification, that is necessarily and reasonably occasioned by such modification.

Whenever so requested by the Buyer, the Builder will verify its calculations by providing to the Buyer, on an open book basis, a reasonably detailed explanation of the Builder’s calculations and details of the man-hours and other data used in connection with any of the alterations or changes occasioned by any modification to be made under this Article 3. For all purposes of this Contract, “open book” basis means the provision by or on behalf of the Builder of all such invoices and other supporting information, and of all such calculations, determinations and other data as may be required in order to afford complete transparency to the Buyer but it does not entitle the Buyer to make an audit of the Builder’s accounts.

1.4	Any agreement on a modification of this Contract, the Plans or the Specification shall be recorded and evidenced by an AOM in the form set out in Schedule 1 of this Contract and signed by the parties’ duly authorised representatives, and following the signature of each AOM the Builder shall modify the building of the Ship in accordance therewith.

1.5	If the parties fail to reach agreement on all matters relating to a modification requested by the Buyer within six (6) Working Days from the date on which the Builder has submitted its cost modification proposal to the Buyer or if there is any Dispute between the parties as to the cost of the requested modification then, if the Buyer so requires, the Builder will make the requested modification before the Dispute has been resolved provided the Buyer:
(i)	makes an AOM pursuant to Clause 1.4 in respect of the agreed non-cost related alterations and changes to this Contract, the Plans and the Specification occasioned by the modification; and

(ii)	undertakes to pay the amount found due to the Builder under Article 13 Clause 1.1.
2.	CLASSIFICATION AND REGULATORY CHANGES

2.1	If, after the Signing Date, any Class Rules and/or any Regulatory Rules are changed by the Classification Society or any Regulatory Authority, each party shall promptly notify the other in writing of the relevant change(s) and as soon as reasonably practicable thereafter the Builder shall propose the necessary modifications to be made to this Contract, the Plans and the Specification.

2.2	If, following its receipt of a notice under Clause 2.1, the Buyer reasonably considers that the operation of the Ship would permit of a dispensation or waiver, the Builder will at the request of the Buyer apply for a dispensation from, or waiver of compliance with, the relevant change(s).

2.3	If the Buyer does not require the Builder to apply for a dispensation or waiver or it has not been possible to obtain a dispensation or waiver within a period of fifteen (15) days after the Buyer’s receipt of a notice under Clause 2.1 (or such longer period of time as the parties may reasonably agree in the light of all the circumstances then prevailing), the parties shall make an agreement to modify this Contract in accordance with and subject to the conditions of Clause 1 and thereafter the Builder shall make the relevant change(s) in the design or building of the Ship.

3.	SUBSTITUTION OF PARTS

3.1	The Builder is aware of the commonality of supply and other service related principles by reference to which the Buyer has approved the selection of all main Parts and the related Subcontractors. If (notwithstanding all reasonable efforts on the part of the Builder and provided that orders for the same were placed in good time by the Builder) any Parts are not available at the time required for their installation or incorporation in the Ship, the Builder may (and, if such situation is not directly caused by one or more of the contingencies specified in Clause 1.3 of Article 5, with the prior written approval of the Buyer which is not to be unreasonably withheld) use suitable substitute Parts that are at least the equivalent in standard and quality as the Parts that were not available and that are capable of meeting all of the requirements of:
(i)	this Contract, the Plans and the Specification; and

(ii)	the Classification Society and the Regulatory Authorities.
3.2	Where a proposed substitution of Parts is approved by the Buyer and (as necessary, by the Classification Society and any relevant Regulatory Authority), the Builder shall bear all additional costs and expenses whatsoever in relation to such substitution.
(End of Article 3)

ARTICLE 4: TITLE AND INSURANCES
1.	TITLE, RISK AND ENCUMBRANCES

1.1	Title to the Ship and all Parts (but not Buyer’s Supplies, title to which will at all times be and remain with the Buyer) shall pass to the Buyer upon the Ship’s delivery to, and acceptance by, the Buyer in accordance with Clause 1 in Article 7 and until such delivery and acceptance shall have occurred all risks connected with the Work — including, without limitation, all risks in relation to the Ship, all Parts and all Buyer’s Supplies from the time when they are taken into the custody of the Builder or any of its Subcontractors — shall lie exclusively with the Builder.

1.2	Immediately upon:
(i)	the receipt by the Builder (or any of its Subcontractors) of any Buyer’s Supplies; and

(ii)	the delivery to, or the assembly fabrication or manufacture by, the Builder (or any of its Subcontractors) of all steel blocks and other main Parts, the Builder shall mark (or cause its relevant Subcontractors to mark) the same and the Ship (as it is from time to time built) with hull number C33.

1.3	The Builder shall have no authority to create (and waives all rights to create) any encumbrances whatsoever over any of the Buyer’s Supplies, nor shall it permit any encumbrances of any kind (other than permitted encumbrances) to be imposed on or asserted against any of the Buyer’s Supplies.

1.4	At any time when a payment is due to the Builder under this Contract, and at all other reasonable times, the Buyer may require the Builder to provide a written statement satisfactory to the Buyer showing what, if any, encumbrances of any kind (other than permitted encumbrances) have been imposed on or asserted against any of the Buyer’s Supplies.

1.5	If any encumbrance of any kind (other than any permitted encumbrance) is imposed on or asserted against any of the Buyer’s Supplies as a result of the acts or omissions of the Builder or those for whom the Builder is responsible under this Contract, the Builder shall promptly notify the Buyer and shall, not later than ten (10) days thereafter, secure the discharge or release of such encumbrance provided that if the Builder desires to contest any such encumbrance and such discharge or release is not available under law during such contest (including, without limitation, through the filing of a bond or other security), the Builder shall immediately take such steps to prevent such encumbrance from delaying or otherwise adversely affecting the Work and shall indemnify fully, hold harmless and defend the Buyer and all other protected parties from and against all losses which any of them may sustain or incur as a result of the imposition of any such encumbrance.

1.6	Notwithstanding the provisions of Clause 1.5, the Buyer may secure the removal of any such encumbrance in which event the Builder shall reimburse the Buyer in full for its costs (including legal fees) of securing such removal.

1.7	Prior to the installation of any of the Buyer’s Supplies that have been purchased, paid for or provided by the Buyer, the Buyer shall confirm in writing to the Builder whether any permitted encumbrances have been imposed on or asserted against such Buyer’s Supplies and shall discharge any such permitted encumbrances prior to the installation of such Buyer’s Supplies, and if the Buyer fails to discharge any such permitted encumbrances, the Builder may withhold the installation of the relevant Buyer’s Supplies in which case any resulting delays will be the Buyer’s responsibility.

1.8	The Builder may grant one or more mortgages over the Ship and Parts (a “Mortgage”), but not over the Buyer’s Supplies, to one or more mortgagees as security for the Builder’s construction financing of the Ship and for the financing of the Refund Guarantees provided that:
(i)	the aggregate total amount to be secured by any such Mortgages shall not exceed the Contract Price (as the same may be increased in accordance with the express provisions of this Contract); and

(ii)	the Builder’s obligations under the construction financing arrangements referred to above, and the related Mortgages and other encumbrances, shall be without recourse to the Buyer and other protected parties.
1.9	All encumbrances (including, without limitation, all Mortgages) over the Ship and Parts, and all associated entries in any registers, shall be cancelled and discharged at the latest simultaneously with the Ship’s delivery to the Buyer.

2.	INSURANCES
2.1	From the date when steelwork for the first hull section of the Ship is completed and until delivery to the Buyer the Ship, all Parts, and all Buyers’ Supplies (for their insured value as declared by the Buyer) taken into the custody of the Builder (or any of its Subcontractors) and whether or not built into or installed on or in the Ship, shall be at the exclusive risk of the Builder which shall at its own expense keep the same insured with first class European and / or Lloyd’s of London insurers acceptable to the Buyer against all usual builder’s risks, including protection and indemnity risks, tests risks, and war risks under policy terms that shall be no less favourable than those of the London Institute Builder’s Risks clauses (with appropriate amendment if any sea trial tests are to be conducted more than 250 nautical miles from the Shipyard). All premiums shall be for the sole account of the Builder. Deductibles shall be applied to the Builder or the Buyer in respect of their respective interests in the insurances to be arranged by the Builder under this Article (the “Insurances”). Neither the brokers nor the insurers shall have any rights of recourse against the Ship after her delivery to the Buyer, or against the Buyer or any other of the protected parties at any time whatsoever, or any rights to make any deduction, set-off or other withholding whatsoever from or against any sum payable to the Buyer or its assignees in connection with the Insurances. If, by the time when steel work for the first hull section of the Ship has been completed, the Builder’s insurance arrangement have been consolidated with the insurance arrangements of the AKER YARDS Group, then the Builder may propose an alternative policy based on the AKER YARDS Group standard terms for approval by the Buyer; such approval not to be unreasonably withheld or delayed.

2.2	The amount of the Insurances shall be not less than (i) the actual value of the Ship as built from time to time, and (ii) the insured value, as declared by the Buyer, of all Buyers’ Supplies from time to time taken into the custody of the Builder or any of its Subcontractors, and whether or not such Supplies are built into or installed on or in the Ship.
2.3	All Insurances shall name the Builder as the assured party and the Buyer as the co-insured party for their respective interests. The Insurances shall contain loss payable provisions reasonably acceptable to the Buyer.
2.4	All Insurances shall provide that there shall be no recourse against the Ship after her delivery to the Buyer, or against the Buyer or the Buyer’s assignees for the payment of any premiums or commissions and that no cancellation of the Insurances, for any reason whatsoever, shall become effective unless and until fourteen (14) days prior written notice has been given by the relevant brokers or insurers to the Buyer.
2.5	Within five (5) days after steelwork for the first hull section of the Ship has been completed the Builder shall supply the Buyer with an original cover note and all related documents specifying the terms of the Insurances and security.

2.6	If at any time there is:
(i)	any lapse in the insurance coverage which the Builder is required to arrange under this Clause 2 and such lapse is not corrected within seven (7) days, the Buyer may effect replacement coverage at the Builder’s expense; or

(ii)	any failure by the Builder to pay any premiums due in respect of the Insurances and such failure is not corrected within seven (7) days, the Buyer may pay the same and recover the relevant payment(s) from the Builder.
3.	LOSS OR DAMAGE

3.1	In the event of any partial loss of the Ship before delivery:
(i)	the loss shall be made good by the Builder as soon as reasonably possible, the Delivery Date shall be extended in accordance with Clause 1 in Article 5 (provided that the cause of the partial loss is excused under that Clause) and the partial loss proceeds referable to the Ship and/or Parts (other than Buyer’s Supplies) subject to the partial loss shall be applied by the Builder in making good the partial loss in accordance with this Contract, the Plans and the Specification; and

(ii)	the partial loss proceeds referable to any Buyer’s Supplies subject to the partial loss shall be paid to the Buyer.
3.2	In the event of the total loss of the Ship before delivery, either the Builder or the Buyer shall be entitled to terminate this Contract by written notice to the other, such notice to be delivered within thirty (30) days after the date (the “Determination Date”) on which it is determined that the Ship has become a total loss pursuant to Clause 3.5 below.

3.3	If, following the total loss of the Ship, neither party terminates this Contract pursuant to Clause 3.2, the Builder shall receive all total loss proceeds — apart from those referable to any Buyer’s Supplies subject to the total loss, which shall be paid to the Buyer — and thereafter the Builder shall proceed with the building of the Ship in accordance with this Contract and the Delivery Date shall be extended by agreement of the parties.

3.4	If there is a total loss of the Ship before delivery, then:-
(i)	if either party elects to terminate this Contract pursuant to Clause 3.2, the Builder shall within ninety (90) days from (and including) the Determination Date pay to the Buyer an amount equal to the sum of:
(a)	all payments on account of the Contract Price previously made by the Buyer to the Builder under this Contract together with interest thereon at the Relevant Rate calculated from the date on which the Builder received each such payment to the date on which the reimbursement is received by the Buyer, and

(b)	the Buyer’s Supply Costs in respect of any Buyer’s Supplies which are subject to the total loss or which cannot be removed in sound condition from the Ship, the Shipyard or other place(s) where they are stored and returned to the Buyer, free from all encumbrances whatsoever, and in addition the Builder will return to the Buyer all Buyer’s Supplies which have not been lost or damaged and which can be removed in sound condition from the Ship, the Shipyard and other place(s) where they are stored, whereupon this Contract shall be deemed to have been rescinded — subject and without prejudice to the rights, duties, liabilities and obligations of either party under any other of the express provisions of this Contract (including, without limitation, Articles 9 to 14) — and the Builder alone shall be entitled to receive and retain any and all amounts recoverable under the Insurances; or
(ii)	if neither party terminates this Contract pursuant to Clause 3.2, then Clause 3.1 of this Article 4 shall apply.
3.5	A total loss shall be deemed to have occurred:
(i)	if it consists of an actual loss, on the actual date of loss; or

(ii)	if it consists of a constructive or compromised or arranged or agreed total loss, on the date on which notice of abandonment of the Ship is given to her insurers.
(End of Article 4)

ARTICLE 5: PERMISSIBLE DELAYS
1.	EXTENSION OF TIME FOR WORK
1.1	If the Builder gives notice as provided in Clauses 2.1, 2.2 and 2.3 the Builder shall be entitled to an extension of the Delivery Date but only if the Builder can demonstrate clearly that:
(i)	there is a specific contingency which is delaying or will delay Work in the updated critical path of delivery of the Ship for more than one Working Day;

(ii)	such delay is being caused or will be caused by one or more of the contingencies specified in Clause 1.3;

(iii)	it has used and is continuing to use all reasonable efforts to avoid, prevent, minimise and overcome the actual delay in delivery of the Ship provided that such reasonable efforts do not jeopardise the Builder’s contracted obligations for the construction of other ships; and

(iv)	the contingency in question occurred before the Delivery Date.
provided that (a) the length of any such extension shall be the number of days by which the Builder can demonstrate clearly that completion of the Work and delivery of the Ship actually will be delayed by such contingency(ies) and (b) delays attributable to two (2) or more concurrent contingencies shall not be aggregated or counted more than once.

1.2	The Builder shall at all times have the burden of demonstrating clearly each of the matters required to be established by this Clause 1 and in the event that it is not possible for it to demonstrate clearly whether, or to what extent, any delay in delivery is caused by any contingency which is excused by the express provisions of this Clause 1, the Builder shall not be entitled to any extension of the Delivery Date.
1.3	The Builder shall be entitled to an extension of the Delivery Date, as provided in Clause 1.1, for delay caused by one or more of the following contingencies:
(i)	by legislation or other action by or on behalf of any government (or any agency or other authority of such government) prohibiting or otherwise preventing the Builder from proceeding with the Work;

(ii)	by war or warlike events (including such acts of terror, sabotage or other hostile acts or preparations therefore as are beyond the Builder’s control) involving any country which is relevant to the building of the Ship;

(iii)	by extraordinary weather conditions not included in normal planning;

(iv)	by such strikes, lockouts and other labour disturbances of or directly affecting the Builder or those of its Subcontractors who supply important Parts (such as engines, major castings, or other major turn-key Parts) as are beyond the Builder’s control provided that the Builder shall not be entitled to any extension of the Delivery Date for delays resulting from strikes, lock outs or other labour disturbances of its personnel occurring after the date falling 90 (ninety) days before the Delivery Date;

(v)	by such accidents, explosions, fires, disruptions of power supplies and other similar occurrences as are beyond the Builder’s control;

(vi)	by the non-compliant or late delivery to the Builder of any Parts, or the non-compliant or late performance of the Builder’s Subcontractors provided that the late delivery or performance resulted from causes which would entitle the Builder (if applying to it) to an extension of the Delivery Date under this Clause 1 and provided that the Builder proves that it has exercised due diligence (a) in contracting for such Parts and with such Subcontractors, (b) in the performance of any acts required of it with respect to such Parts or Subcontractors, (c) in monitoring the acts and circumstances of such Subcontractors, and (d) in expediting deliveries or performance under the Builder’s purchase or subcontracts or procuring equivalent substitute performance in the event of the late delivery of such Parts or the under-performance in such purchase or subcontracts; or

(vii)	to the extent not covered by any of paragraphs (i) to (vi) of this Clause 1.3, by such Acts of God as could not reasonably be foreseen or provided against by the Builder.
1.4	Notwithstanding anything to the contrary in this Clause 1, the Builder shall not be entitled to any extension of the Delivery Date for:
(i)	any delay resulting from a contingency or other cause of delay which has itself been caused by the acts, omissions, neglect or other default of the Builder;

(ii)	any delay resulting from a contingency or other cause of delay in existence as of the Effective Date; or

(iii)	any delay resulting from a contingency or other cause of delay, which was or reasonably should have been foreseen or anticipated by the Builder by reason of facts which were, or after reasonable enquiry should have become, known to the Builder as of the Effective Date; or

(iv)	any delay resulting from contingencies or other causes of delay which reasonably could have been avoided by the Builder;

(v)	any delay resulting from the non-compliant or late performance or other default of a Subcontractor, if such delay results from a contingency or other cause of delay (a) which is in effect, published and announced as of the date of the award of the relevant purchase contract or subcontract, or (b) which would not entitle the Builder (if applying to it) to an extension of the Delivery Date under this Clause 1; or

(vi)	any delay due to increased labour or material costs or other financial stress of the Builder or any Subcontractors;

(vii)	any delay resulting from a contingency or other cause of delay occurring after the Delivery Date.
In this Clause 1.4 references to the Builder shall include the Builder and all officers, employees, workmen and other representatives of the Builder.

1.5	The Builder may claim an extension of the Delivery Date for and equivalent to any actual delay to Work in the updated critical path of delivery of the Ship if such delay is caused by any failure on the part of the Buyer to perform its obligations under this Contract (unless any such failure is caused or excused by any failure on the part of the Builder to perform any of its obligations under this Contract) provided that the Builder gives written notice of such claim to the Buyer within five (5) days after the date on which the Builder first had knowledge of the cause of the delay. If the parties do not agree upon the length of the extension claimed by the Builder, the Builder’s entitlement to claim extension of the Delivery Date shall be determined as a Dispute pursuant to Article 13
2.	DELAY NOTICES
2.1	The Builder shall give written notice to the Buyer of a contingency pursuant to Clause 1.3 as soon as practicable and no later than five (5) days after the date on which the Builder first has knowledge of such contingency and in such notice the Builder shall describe the cause of the delay, the date of commencement (or first occurrence) of the cause, its expected duration and its expected effect on Work in the updated critical path of delivery of the Ship.
2.2	The Builder will provide the Buyer with regular written status reports (at such reasonable intervals as the Buyer may request) with respect to any delay in respect of which the Builder has given notice pursuant to Clause 2.1 and as to the steps being taken (and planned) by the Builder to minimise and overcome any actual delay in delivery of the Ship.
2.3	Within five (5) days after any cause of delay set forth in Clause 1.3 has ceased to exist, the Builder shall notify the Buyer of such cessation and give the Buyer a written statement of the actual or estimated delay in the completion of the Work resulting from such cause together with such detailed information and documentation as is then available to it justifying such extension, and any such detailed information and documentation thereafter becoming available to the Builder shall be promptly be given to the Buyer.
2.4	On the basis of the notices, reports, statements and information given to the Buyer by the Builder relating to any actual or estimated delay in delivery (and such further information and documentation as the Buyer may reasonably request), the Buyer and the Builder shall confer and attempt to agree upon the number of days by which the Delivery Date shall be extended provided that if the Buyer and the Builder cannot so agree within thirty (30) days after the completion of any such conference, the extension of the Delivery Date (if any) shall be determined as a Dispute pursuant to Article 13.

2.5	The extension of the Delivery Date provided for in this Article shall be the only remedy for delay to which the Builder shall be entitled (subject and without prejudice to the express provisions of Article 6, Clauses 1.4 and 1.5) and, by way of illustration but not limitation, the Builder shall not be entitled to damages or any increase in the Contract Price or other compensation for delay.
(End of Article 5)

ARTICLE 6: TESTS AND LIQUIDATED DAMAGES
1.	TESTS
1.1	At its sole and direct risk and expense, the Builder shall subject the Ship and specified Parts to the tests in order to ascertain whether the Ship and such Parts have been completed in full accordance with this Contract, the Plans and Specification. In connection with the sea trials tests, the Builder shall provide at its own expense the required quantities of ballast water (if any), fresh water, fuel oil, lubricating oil, greases and other consumables as well as the crew required to ensure safe navigation. By the time of commencement of the tests, the Ship shall have been substantially completed so as to enable the tests to be performed as specified.
1.2	The Buyer shall be entitled to have the Supervisor and his team present at all tests and the Builder shall give the Supervisor:
(i)	two (2) Working Days’ prior written notice of all tests (except sea trials tests) (a) designated for such notice by the Supervisor following delivery by the Builder of the Schedule of Tests and (b) scheduled to take place on week-ends or other non-Working Days; and

(ii)	one (1) Working Day’s prior written notice of all other tests (except sea trials tests).
1.3	The Builder shall give the Supervisor fifteen (15) Working Days estimated, and seven (7) Woking Days’ definite, prior written notice of the time and the place for the sea trials tests provided that only one (1) day’s prior written notice need be given to the Supervisor with respect to retrials at sea conducted within three (3) days after completion of a previous sea trial test at or upon which the need for such retrial was determined.
1.4	The course to be followed during the sea trials tests shall be determined by the Builder but shall be [**] [Confidential Treatment]. If the weather conditions on the date specified for the sea trials tests are (in the reasonable opinion of the Builder) so unfavourable that they would prevent the Builder from carrying out such tests in a proper manner then the same shall take place on the first available day thereafter that weather conditions permit. If, during the sea trials tests unexpected changes in the weather occur which, in the reasonable opinion of the Builder, are such as to prevent the continuation of such tests in a proper manner then such tests shall be discontinued and postponed until the next following favourable day unless the Buyer shall (in its option) agree in writing to accept the Ship on the basis of the tests made. If commencement of the sea trials tests is postponed or such tests are discontinued pursuant to the provisions of this Clause 1.4 and the aggregate total delay to such tests exceeds twenty four (24) hours, then the Delivery Date shall thereafter be postponed by the period of delay in excess of twenty four (24) hours.
1.5	The failure of the Supervisor to be present at any test, after due notice, shall be deemed to be a waiver of the Supervisor’s right to be present at the relevant test and the Buyer shall be obliged to accept the results of such test on the basis of a certificate of the Builder and the Classification Society that the Ship and specified Parts, after due completion of the tests, were found to have been completed in full accordance with this Contract, the Plans and the Specification provided that if the Supervisor’s failure to attend any test, after due notice, is due to an event or combination of events outside the Supervisor’s control which arose not later than forty-eight (48) hours before commencement of the relevant test and the Buyer or the Supervisor so notifies the Builder before commencement of the test in question, then the test shall be postponed until the Supervisor (or substitute) is able to attend or the expiration of forty-eight (48) hours from the time at which the originally scheduled test was due to commence, whichever first occurs and the Delivery Date shall be postponed by the period for which commencement of the test is delayed.
1.6	All tests to which the Supervisor has, by endorsement of the Schedule of Tests, indicated his wish to attend but which are conducted without due notice to the Supervisor shall be reconducted by the Builder on due notice to the Supervisor at the sole risk and expense of the Builder.
1.7	Within three (3) Working Days after completion of the tests, the Builder shall notify the Buyer in writing of the results of the tests and shall, when appropriate, confirm to the Buyer that the Ship complies with the requirements of this Contract, the Plans and the Specification.
1.8	Within three (3) Working Days after its receipt of the Builder’s notice under Clause 1.7, the Buyer shall notify the Builder in writing of its technical acceptance of the Ship or its technical rejection of the Ship. If the Buyer notifies the Builder of its technical rejection of the Ship, the Buyer’s notice shall specify the respects in which, in the Buyer’s opinion, the Ship fails to comply with this Contract, the Plans and Specification. The Builder acknowledges and agrees that the Buyer may reject the Ship not only for defects discovered during or as a result of tests but also defects discovered and previously notified to the Builder that have not yet been remedied.
1.9	If and to the extent that the Builder accepts the Buyer’s technical rejection of the Ship, the Builder shall at its sole risk and expense forthwith take all such steps as may be necessary to remedy the defects and all such tests as may be necessary to demonstrate to the Buyer, the Classification Society and the Regulatory Authorities the full and final remedy of such defects. When appropriate, the Builder shall notify the Buyer in writing that the necessary remedial steps and tests have been completed and that the Ship complies with the requirements of this Contract, the Plans and the Specification
1.10	Within three (3) Working Days after its receipt of the Builder’s notice under Clause 1.9, the Buyer shall notify the Builder in writing of its technical acceptance of the Ship or its technical rejection of the Ship. If the Buyer notifies the Builder of its technical rejection of the Ship, the Buyer’s notice shall specify the respects in which, in the Buyer’s opinion, the Ship still fails to comply with this Contract, the Plans and Specification in which case the provisions of Clause 1.9 and 1.10 shall again apply.
1.11	If the Buyer fails to notify the Builder of its technical acceptance or technical rejection of the Ship together with its reasons for any rejection, within the time periods specified in Clauses 1.8 and 1.10 above, the Buyer shall be deemed to have technically accepted the Ship.

1.12	The above process shall be repeated as often as necessary until the earlier of the time at which the Buyer notifies the Builder in writing of its technical acceptance of the Ship, and the valid and lawful termination of this Contract by either party. If there is any difference of opinion between the Builder and the Buyer as to whether the Ship complies with the requirements of this Contract, the Plans or the Specification either party may require that the difference of opinion be treated as a Dispute to be resolved in accordance with the provisions of Article 13.
1.13	The Buyer’s technical acceptance of the Ship shall be final and binding on the Buyer insofar as compliance of the Ship (as she is then built and equipped) with this Contract, the Plans and the Specification as demonstrated by the tests is concerned (with the exception of any outstanding defects or disputed defects) and shall preclude the Buyer from refusing formal tender of the Ship for delivery provided that:
(i)	the Builder then maintains the Ship, as technically accepted by the Buyer, in full accordance with this Contract, the Plans and the Specification; and

(ii)	the Builder fully complies with all preconditions and other requirements for delivery as provided in this Contract.
1.14	For the avoidance of doubt, all time used and costs expended in removing or otherwise remedying any defects, in making any necessary alterations and in carrying out all necessary tests and retests shall be for the Builder’s account and shall not result in any extension of the Delivery Date or increase in the Contract Price.
1.15	If: (i) the Ship has been completed in full accordance with this Contract, the Plans and Specification apart from defects of a minor nature (each a “minor defect”) meaning defects that in and of themselves, and also in the process of being remedied: (a) do not and will not adversely affect the seaworthiness of the Ship; or (b) do not and will not prevent the unrestricted use of the Ship in its intended service and purpose as described in the Plans and the Specification; or (c) do not and will not prevent the commercial functional use of any of the Ship’s passenger accommodation or any of the areas designated in the Specification as public spaces, or in any other way adversely affect the comfort or safety of the Ship’s passengers; or (d) do not and will not affect the safety of the Ship’s crew or their ability to carry out their duties in a safe working environment and with appropriate accommodation; or (e) do not and will not adversely affect the operational efficiency of the Ship; or (f) do not and will not involve any condition, qualification, recommendation, reservation or restriction in relation to any certificate issued (or to be issued) by the Classification Society or any Regulatory Authority which in the opinion of the Buyer (acting in good faith and being reasonable) is or could be material in a commercial or technical sense; and (ii) the Builder undertakes in writing to remedy defects at the Builder’s entire risk and expense, without any interruption to the Ship’s service to passengers, and with all convenient speed in accordance with a remedial plan and timetable approved by the Buyer (acting in good faith and being reasonable), then the Buyer shall not be entitled to withhold its technical acceptance of the Ship. From the time when the first Work inspections and approvals are to be made and given on behalf of the Buyer, the Builder and the Buyer shall jointly maintain a written record (the “Defects List”) in the form of a list of defects (including minor defects) noted on behalf of the Buyer. The Builder and the Buyer, each acting reasonably and in good faith, shall update the Defects List at regular intervals to reflect the addition and removal of defects.

1.16	All defects in the Ship at the time of her final acceptance, whether or not recorded in the Defects List, shall qualify as defects covered by the Builder’s guarantee and shall be remedied pursuant to Clause 2 of Article 7. However, if before delivery and final acceptance of the Ship under Clause 1.4 of Article 7, a duly authorised representative of the Buyer expressly in writing waives its right to require the Builder to remedy a particular defect recorded in the Defects List, or accepts the Builder’s remedy of a particular defect, then the defect in question will be outside the scope of the Builder’s guarantee unless it recurs during the Guarantee Period notwithstanding the Builder’s remedial works before of after delivery or a new defect arises in the same Part.
1.17	The tests that are to be carried out after delivery shall be performed in the manner, under the conditions and in accordance with the timetable provided for in the Specification. Defects discovered during such tests shall qualify as defects covered by the Builder’s guarantee and shall be remedied pursuant to Clause 2 of Article 7.

2.	LIQUIDATED DAMAGES
2.1	The Builder agrees that certain deficiencies and certain delays in the delivery of the Ship shall oblige it to pay to the Buyer, by way of agreed and final liquidated damages and not as penalties, the compensation provided for in this Clause 2.
2.2	The speed of the Ship shall be demonstrated and tested during the sea trials tests under the conditions described in [**] [Confidential Treatment] of the Specification.
2.3	If the Builder before delivery fails to remedy any deficiency in the Guaranteed Service Speed or GSS, the Builder shall have no liability to the Buyer if the actual speed of the Ship as determined during the final sea trials tests is up to [**] [Confidential Treatment] of a knot below GSS but commencing with a deficiency of more than [**] [Confidential Treatment] of a knot below the GSS the Builder shall pay liquidated damages to the Buyer as follows for a speed between:
(i)	[**] [Confidential Treatment] knots, a total sum of [**] [Confidential Treatment];

(ii)	[**] [Confidential Treatment] knots, a total sum of [**] [Confidential Treatment];

(iii)	[**] [Confidential Treatment] knots, a total sum of [**] [Confidential Treatment];

(iv)	[**] [Confidential Treatment] a total sum of [**] [Confidential Treatment];

(v)	[**] [Confidential Treatment] knots, a total sum of [**] [Confidential Treatment];
provided that if the speed deficiency is more than [**] [Confidential Treatment] knot below the GSS, then the Buyer may, at its option, accept the Ship upon payment by the Builder of liquidated damages for such deficiency of [**] [Confidential Treatment] or reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9.

2.4	The fuel consumption of each main engine of the Ship shall be demonstrated and tested in tests conducted at the engine manufacturers’ test bed under the conditions described in [**] [Confidential Treatment] of the Specification.
2.5	If the Builder before delivery fails to remedy any deficiency in the fuel consumption of any of the Ship’s main engines, the Builder shall have no liability to the Buyer if such fuel consumption as determined during the final tests is more than the Guaranteed Fuel Consumption or GFC provided such excess is not more than [**] [Confidential Treatment] over the GFC but commencing with an excess of more than [**] [Confidential Treatment] in actual fuel consumption the Builder shall pay liquidated damages to the Buyer for each such engine in the sum of [**] [Confidential Treatment] for each full [**] [Confidential Treatment] (provided that if the Builder’s back to back position against its against the engine supplier entitles the Builder to claim fractions of a % calculated in proportion, the Buyer shall have the same entitlement against the Builder under this provision) increase in fuel consumption above such [**] [Confidential Treatment] level up to a maximum of [**] [Confidential Treatment] over the GFC provided that if the fuel consumption is more than [**] [Confidential Treatment] above the GFC, the Buyer may, at its option, accept the Ship upon payment by the Builder of liquidated damages for such deficiency of [**] [Confidential Treatment] or reject the relevant engine.
2.6	The deadweight capacity of the Ship shall be demonstrated by the Builder in the specified deadweight capacity test under the conditions described in [**] [Confidential Treatment] of the Specification.
2.7	If the Builder fails to remedy any deficiency in the Ship’s deadweight capacity before delivery, the Builder shall have no liability to the Buyer if the actual deadweight capacity of the Ship as determined in accordance with the Specification is less than [**] [Confidential Treatment] metric tons below the Guaranteed Deadweight capacity but the Builder shall pay liquidated damages to the Buyer in the sum of [**] [Confidential Treatment] for each full metric ton of such deficiency being more than [**] [Confidential Treatment] metric tons up to a maximum deficiency of [**] [Confidential Treatment] metric tons at a draft of not more than [**] [Confidential Treatment] even keel provided that if the actual deadweight deficiency at a draft of not more than [**] [Confidential Treatment] even keel is more than [**] [Confidential Treatment] metric tons, the Buyer may, at its option, accept the Ship against the Builder’s payment of liquidated damages in the amount of [**] [Confidential Treatment] for such deficiency or reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9.
2.8	The guaranteed cabin capacity of the Ship shall be as defined in [**] [Confidential Treatment] of the Specification and no change shall be made to such cabin capacity without the Buyer’s prior written consent.
2.9	If the actual number of either the passenger or crew cabins is lower than the number of passenger and crew cabins as defined in [**] [Confidential Treatment] of the Specification, the Builder shall pay liquidated damages to the Buyer in the sum of [**] [Confidential Treatment] for each passenger or crew cabin deficiency. If any such cabin deficiency:

(a)	exceeds [**] [Confidential Treatment] passenger cabins the Buyer may, at its option, accept the Ship against the Builder’s payment of liquidated damages in the amount of [**] [Confidential Treatment] euros for such deficiency or reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9; and/or

(b)	exceeds [**] [Confidential Treatment] crew cabins the Buyer may, at its option, accept the Ship against the Builder’s payment of liquidated damages in the amount of [**] [Confidential Treatment] euros for such deficiency or reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9.
2.10	The columns under the heading of Column A in Schedule 7 describe: the maximum sound and vibration levels and related tolerances and graces defined by the Classification Society notation DNV Comf V (1) (the “S & V Notation”); and the application of the S & V Notation to and between the suites, cabins and other public spaces on board the Ship (the “spaces”) referred to in such columns.
2.11	The Builder shall carry out the Works so that, at delivery, the Ship achieves the S&V Notation.
2.12	If any of the sound and vibration levels in the spaces — as tested and measured in accordance with the testing and measurement procedures referred to in [**] [Confidential Treatment] of the Specification — exceed any of the sound or vibration level or space number or area tolerances and graces defined by the S & V Notation, before the Delivery Date the Builder shall take all such remedial steps and make all such further tests and measurements as may reasonably be required (i) to reduce the levels, numbers and areas to within the applicable S & V Notation tolerances and graces referred to in the columns under the heading of Column A in Schedule 7, and (ii) to demonstrate the complete and permanent correction of the relevant deficiencies.
2.13	If the Builder is unable to reduce the relevant levels, numbers and areas to within the applicable S & V Notation tolerances and graces, and to demonstrate the complete and permanent correction of the relevant deficiencies, the Builder shall be obliged to pay liquidated damages to the Buyer at the applicable rates per space specified in the Liquidated Damage columns under the heading of Column B in Schedule 7 for every space in which the measured levels of sound or vibration exceed the peak level for such space specified in the Limit column under the heading of Column B of Schedule 7.
2.14	If, after taking into account the applicable S & V Notation space, number and area tolerances and graces, the measured levels of sound or vibration in any space exceed the peak level for such space specified in the Limit column under the heading of Column B of Schedule 7 and the peak number and area allowance specified in the Number(s) and Area columns under the heading of Column B of Schedule 7 then the Buyer may, at its option, accept the Ship against the Builder’s payment of the aggregate total liquidated damages for all sound and vibration deficiencies calculated in accordance with Schedule 7 or the Buyer may reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9.

2.15	For the avoidance of doubt, the parties agree that the tolerances referred to in the columns under the heading of Column B in Schedule 7 shall be read and applied as overlapping with — and not as additional to — the tolerances and graces defined by the S & V Notation in the columns under the heading of Column A in Schedule 7.
2.16	The Buyer intends to arrange for the Ship’s first cruise with fare paying passengers to be held on the [**] [Confidential Treatment]. The Builder:
(i)	acknowledges that it is imperative for the Ship to be ready at the time, and in the condition, provided for in this Contract so as to enable the Buyer to fulfil its commitments in relation to the Ship’s first cruise; and

(ii)	agrees to do all it can to assist the Buyer to fulfil its commitments in relation to the Ship’s first cruise.
2.17	If delivery of the Ship is not made on the Compensation Date, the Buyer will suffer loss and damage (including reputational damage) in amounts which are extremely difficult to quantify in advance but it is agreed by the Builder and the Buyer that the per day sums set out in paragraphs (i) to (iv) below represent a genuine and reasonable estimate of the Buyer’s loss and damage for each day of delay in delivery of the Ship beyond the Compensation Date and that they constitute the final compensation payable by the Builder to the Buyer for delay in delivery of the Ship beyond the Compensation Date. If delivery of the Ship is delayed beyond the Compensation Date, the Builder shall be obliged to pay to the Buyer by way of the liquidated damages for each calendar day (or pro-rata for each part of a calendar day) at the per rates set out at paragraphs (i) to (iv) below from (and including) the Compensation Date until delivery of the Ship is actually made or this Contract is terminated:
(i)	if the Builder shall have given to the Buyer less than or equal to thirty (30) days notice of the delay in delivery prior to the Delivery Date:
(a)	for the first [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;

(b)	for the [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;

(c)	for the [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;

(d)	for the [**] [Confidential Treatment] the rate shall be [**] [Confidential Treatment] per day;
(ii)	if the Builder shall have given to the Buyer more than thirty (30) days but less than or equal to ninety (90) days notice of the delay in delivery prior to the Delivery Date:
(a)	for the [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;

(b)	for the [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;

(c)	for the [**] [Confidential Treatment] days the rate shall [**] [Confidential Treatment] per day;

(d)	for [**] [Confidential Treatment] the rate shall be [**] [Confidential Treatment] per day;
(iii)	if the Builder shall have given to the Buyer more than ninety (90) days but less than or equal to one hundred and eighty (180) days notice of the delay in delivery prior to the Delivery Date:
(a)	for the [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;

(b)	for the [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;

(c)	for the [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;

(d)	for [**] [Confidential Treatment] the rate shall be [**] [Confidential Treatment] per day;
(iv)	if the Builder shall have given to the Buyer more than one hundred and eighty (180) days notice of the delay in delivery prior to the Delivery Date:
(a)	for the [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;

(b)	for the [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;

(c)	for the [**] [Confidential Treatment] days the rate shall be [**] [Confidential Treatment] per day;
If the delay in delivery of the Ship continues for 240 (two hundred and forty) days after the Compensation Date then, in such event, the Buyer may at any time thereafter terminate this Contract pursuant to Clause 2 in Article 9. If the delay in delivery of the Ship continues for 271 (two hundred and seventy one) days after the Compensation Date, and provided the Buyer has not by then elected to terminate this Contract, the Builder may (by written notice) require the Buyer to make an election in which case the Buyer shall — within 15 (fifteen) days after its receipt of the Builder’s notice — notify the Builder in writing of its intention either to terminate this Contract or to consent to the acceptance of the Ship at an agreed future date on the basis that the Buyer shall remain entitled to all liquidated damages which would otherwise have been payable or allowable by the Builder in accordance with the provisions of this Contract; it being further understood that, if the Ship is not delivered by such agreed future date, the Buyer shall have the same right of termination upon the same terms and conditions as set out above. If the Buyer fails to make an election as specified above within the relevant 15 (fifteen) days period, the Buyer shall be deemed to have consented to the Ship being delivered at the future date proposed by the Builder.

2.18	In no event shall the aggregate of final liquidated damages payable by the Builder to the Buyer in accordance with this Clause 2 exceed [**] [Confidential Treatment].

2.19	The amounts of all liquidated damages payable under this Clause 2 shall be determined and paid to the Buyer on delivery of the Ship or when applicable on termination of the Contract.

2.20	The parties acknowledge and agree that:
(i)	the liquidated damages provided for in the sub-clauses of Clause 2 in respect of speed, deadweight, fuel consumption, sound and vibration, and delay are cumulative and not exclusive so that, when applicable, the Buyer may claim under one or more of such sub-clauses in respect of the same event; and

(ii)	subject always and without prejudice to the guarantee provisions in Article 7 Clause 2 and to the termination provisions in Article 9 Clause 2, the liquidated damages provided for in this Clause 2 shall be the only compensation recoverable by the Buyer in respect of the breaches of Contract to which they relate and, in particular, the Builder shall not be liable for any loss of profit, loss of revenue or other consequential losses resulting from such breaches.
2.21	The Builder hereby irrevocably and unconditionally waives all rights whatsoever to claim that the any of the entitlements intended to be conferred on the Buyer to claim liquidated damages under any of the express provisions of this Contract are in any manner or to any extent void, invalid or unenforceable as being in the nature of penalties. However, if for any reason the enforcement of any of the Buyer’s claims for liquidated damages is prohibited by any applicable law or if any express provision of this Contract relating to liquidated damages is rendered void, invalid or enforceable by applicable law, the Builder shall nonetheless be liable to pay general damages in respect of the relevant breach of its obligations under this Contract provided that the Builder’s liability in such circumstances shall not exceed the liability that the Builder would have had to pay liquidated damages for such breach under the express provisions of this Contract.
(End of Article 6)

ARTICLE 7: DELIVERY AND GUARANTEE
1.	DELIVERY AND ACCEPTANCE
1.1	The Ship shall be ready for delivery at the Shipyard on 16th of November 2009 (the “Delivery Date”). The Ship shall not be delivered before this date without the express written approval of the Buyer. When:
(i)	the Builder has completed the Work in compliance with this Contract, the Plans and the Specification;

(ii)	all tests have been performed and completed in accordance with this Contract, the Plans and the Specification, the parties have agreed the Defects List, and the remedial plan and timetable referred to in Article 6, Clause 1.15;

(iii)	the Ship (a) (in accordance with the Builder’s usual practices and to their usual standards for ships of this type) has been cleaned and prepared so that she is ready to take on a full complement of passengers, officers, crew and staff, and (b) is in all other respects ready to enter service as a passenger cruise ship;

(iv)	the Builder has removed from the Ship all unused construction materials and debris, and otherwise left the Ship in a clean and safe ready for sea condition, the Builder shall tender the Ship for delivery to the Buyer safely afloat alongside a safe and accessible quay at the Shipyard where there must be sufficient water for the Ship always to remain afloat and from where there must be direct, free, unimpeded, safe and lawful access to international waters provided that the Builder shall have given to the Buyer not less than 15 (fifteen) Working Days definite, prior written notice of delivery.

1.2	The Builder shall deliver the Ship to the Buyer with full title guarantee, and free and clear of all encumbrances (including, without limitation, all Mortgages) whatsoever.
1.3	On delivery of the Ship the Builder shall also deliver the following documents (together, the “Delivery Documents”):
(i)	a Protocol of Delivery and Acceptance in the form of Schedule 2 confirming delivery of the Ship to, and acceptance and taking possession of the Ship by, the Buyer pursuant to this Contract, executed in two original counterparts by the Builder and the Buyer and stating the date and (local) time of such delivery and acceptance;

(ii)	a declaration of warranty by the Builder in a mutually agreed form confirming that the Ship is delivered to the Buyer free and clear of all encumbrances whatsoever (including, without limitation, all Mortgages and other obligations and all liabilities of the Builder arising from the financing, the construction or the operation of the Ship for the purposes of the tests or otherwise before delivery) and that the Ship is absolutely free of all burdens in the nature of imposts, taxes or other charges imposed by the national, provincial, local or port authorities of France;

(iii)	a detailed inventory showing the machinery and equipment installed on the Ship and the spares, stores and other consumable items delivered with the Ship;

(iv)	the makers’ certificates, Subcontractors’ instruction books, and all of the Classification Society, trading and other certificates (each free of conditions, qualifications, recommendations, reservations and restrictions) required to be supplied upon delivery of the Ship pursuant to this Contract and the Specification, and the Buyer will accept provisional certificates provided that: (a) they do not to any extent impair the Buyer’s ability to register, finance, insure or operate the Ship in its intended service; and (b) the Builder undertakes to deliver fully compliant permanent certificates as soon as they are available from the relevant issuing authority;

(v)	a protocol showing the results of the tests;

(vi)	a non-registration or deletion certificate issued by the competent French authorities;

(vii)	a commercial invoice for the Ship and all other amounts payable by the Buyer on delivery;

(viii)	a builder’s certificate in a form acceptable to the Buyer, notarised and legalised in accordance with the Buyer’s instructions, and such other written instruments as may be strictly necessary, to confirm that full and clean title in the Ship has been vested in the Buyer and to enable the Buyer to register the Ship under the Flag State;

(ix)	a full set of the drawings, plans and other construction documents provided for in the Specification;

(x)	if required by the Buyer’s financiers, such documents as may be necessary to prove the authority of the parties’ respective representatives to sign the documents to be executed on behalf of the Builder and the Buyer in connection with delivery of the Ship.
1.4	Acceptance of the Ship by the Buyer shall be accomplished by:
(i)	the signature by the Buyer and the Builder of two (2) original counterparts of the Protocol of Delivery and Acceptance; and

(ii)	payment by the Buyer to the Builder of that part of the Contract Price and all other sums that the Buyer is required to pay upon delivery of the Ship pursuant to the provisions of this Contract.
1.5	The Buyer shall be afforded five (5) days free of any wharfage or any other charge, and up to three (3) further days at the usual wharfage fee charged by the relevant port authority, within which to remove the Ship from her point of delivery.
1.6	The following consumables remaining on board at delivery of the Ship shall be jointly inventoried by the Builder and the Buyer, and the Buyer shall pay for them at the Builder’s actual cost price: lubricating oils in storage tanks, fresh water, diesel oils and fuel oils. The Builder shall remove all waste-oil and sludge from the Ship at the Builder’s risk and expense prior to delivery. The Buyer shall not be obliged to pay for the Ship’s ballast.
1.7	Acceptance of the Ship and the related Delivery Documents by the Buyer under this Clause 1:
(i)	shall signify that the Buyer has taken possession and the risk of loss of the Ship and the related Delivery Documents as of the time and date set out in the Protocol of Delivery and Acceptance and that the Builder may terminate the Insurances; and

(ii)	shall not be deemed to constitute a waiver of or otherwise prejudice any of the Buyer’s rights under Clause 2 of this Article 7 with respect to any defect, whether known or unknown, and whether or not noted in any document delivered in connection with delivery and acceptance of the Ship, which may exist in the Ship at the time it is accepted by the Buyer, and any such defect may be reported to, and shall be remedied at the sole and direct risk and expense of, the Builder under the guarantee provided in Clause 2.
1.8	At the time of the Ship’s delivery to the Buyer under this Contract, the Buyer will register the Ship under the flag and laws of the Bahamas (the “Flag State”), with Nassau as the Ship’s home port, and all fees and charges relating to such registration shall be for the account of the Buyer.

2.	GUARANTEE
2.1	Subject to the express provisions of this Clause 2, the Builder guarantees the Ship and all Parts against all defects for the period of [**] [Confidential Treatment], (subject to any extension thereof as provided for in this Clause 2) from the date of the Ship’s actual delivery to the Buyer under Article 7, Clause 1.4 (the “Guarantee Period”).
2.2	In calculating the length of the Guarantee Period there shall be excluded any day(s) during which the Ship is prevented from entering or is taken out of service solely on account of any defect in the Ship or in any Part for which the Builder is responsible under this Clause 2.
2.3	Where any defect in the Ship or any Part is remedied during or after the Guarantee Period, the Builder’s guarantee under this Clause 2 shall apply to such remedial Work for the longer of [**] [Confidential Treatment] from the date on which the remedial Work was completed and the end of the period specified in Clause 2.1 above so that the Guarantee Period for such items shall not exceed [**] [Confidential Treatment]. The [**] [Confidential Treatment] time limit shall apply to the Guarantee Period as calculated under the provisions of this Clause 2.
2.4	If any remedial works made or agreed to be made by or on behalf of the Builder before, during or within 30 days after the Guarantee Period (or any extension thereof under this Clause 2) indicate any recurring defect (meaning any defect that requires two (2) or more repairs, replacements or modifications due to the same cause), the Builder shall take the following steps as soon as reasonably possible:
(i)	promptly perform a root cause analysis; and

(ii)	ascertain the root cause of such recurring defect and the design modification or other remedial Work required to implement a full and final solution; and

(iii)	remedy such recurring defect, and its root cause, in order to avoid a continuation or repetition of such recurring defect.
If it is not possible for any defect covered by the Builder’s guarantee under this Clause 2 to be fully and finally remedied within the Guarantee Period defined above, both the Guarantee Period and the Builder’s guarantee obligations under this Clause 2 shall be deemed to be extended in respect of such defect until either the Builder has implemented a remedial solution or the Builder has made a commercial settlement with the Buyer which is (in either case) reasonably satisfactory to the Buyer.

2.5	The Builder shall not be responsible for the remedy of any defect if it is due to:
(i)	perils of the sea, accident (subject to Builder’s responsibility under Clause 2.12), negligence (but excluding negligence on the part of the Builder), or improper maintenance or handling (including, without limitation, overloading) of the Ship or any Parts;

(ii)	use of fuels or lubricants not recommended by the relevant manufacturer; or

(iii)	normal wear and tear;

(iv)	any fault in (or caused by) any Buyer’s Supplies which were properly (a) received, (b) handled, (c) installed or incorporated in, (d) stowed on, or (e) otherwise delivered with the Ship by the Builder in accordance with all of the requirements of this Contract, the Plans and the Specification; or

(v)	subject to the other express provisions of this Clause 2, repairs carried out by anyone other than the Builder, its Subcontractors or other persons nominated or approved by the Builder.
2.6	The Buyer shall give written notice to the Builder as soon as possible and in any event within fourteen (14) days after the discovery of any defect for which a claim is made under this Clause 2 and, a copy of each such notice shall also be given to the guarantee engineer, who shall acknowledge receipt by his signature thereof. The Buyer’s notice shall give full details (so far as possible) as to the nature of the defect and the extent of any damage caused thereby.
2.7	Within thirty (30) days after the end of the [**] [Confidential Treatment] referred to in Clause 2.1 as extended by the operation of Clause 2.2, the Buyer (in consultation with the guarantee engineer) will draw up, and send to the Builder, a list identifying every defect for which a claim which is existing on the last day of such period is to be made under this Clause 2 provided that this Clause 2.7 will not preclude the Buyer from giving notice to the Builder of, and making claims in respect of, any defect which is covered by the Builder’s extended guarantee under Clause 2.3.
2.8	Each defect will be remedied by the Builder as soon as reasonably practicable (and the necessary remedial works shall be scheduled so as to minimise disruption to the Ship’s service and the availability of cabins, public rooms and areas, and other passenger facilities) or, at the Buyer’s option, under the instruction or supervision of the Builder at a suitably qualified shipyard or workshop selected by the Buyer and approved by the Builder (such approval not to be unreasonably withheld or delayed), and in each case the Builder shall bear and pay:
(i)	the cost of all equipment, parts, tools and materials reasonably required and incurred to remedy the defect (including, without limitation, the cost of delivering the same to the selected shipyard or workshop by airfreight if the Buyer reasonably so requires, and the cost of returning any defective equipment, parts and materials);

(ii)	the cost of all labour reasonably required and incurred to remedy the defect including, without limitation, the expenses of independent contractors in travelling to the Ship;

(iii)	the cost of any necessary underwater inspection of the Ship by divers; and

(iv)	where the Ship is drydocked exclusively on account of the need to remedy any defect in the Ship’s external underwater parts at any time before the Ship’s first scheduled drydocking after delivery (provided that the remedy of such defect cannot reasonably be postponed until the Ship’s first scheduled drydocking), the drydocking costs and the costs of remedying any defect that is covered by the Builder’s guarantee obligations under this Clause 2.
The Buyer agrees to use the normal diligence and business practices of a competent shipowner with a view to minimising the cost of remedial works carried out by anyone other than the Builder, its Subcontractors or other persons nominated by the Builder.

For the avoidance of doubt, in view of the intended area of the Ship’s operation during the Guarantee Period, the Builder will not be entitled to require the Ship to be returned to any of the Builder’s facilities for the remedy of any defects.

If the Buyer discovers any defect which (in the reasonable opinion of the Buyer) requires remedial action on an urgent basis, the Buyer will (acting in good faith) give such notice to the Builder as is practicable in the circumstances then prevailing (the intention being that, circumstances permitting, the Builder shall have a reasonable opportunity to take necessary actions to remedy the defect on an urgent basis, to obtain necessary remedial instructions from the relevant Subcontractor(s) and to relay such instructions to the Buyer) and thereafter the necessary remedial works (if not carried out by the Builder) may be carried out by the Ship’s crew or, if practicable having regard to the degree of urgency, by the nearest suitably qualified shipyard or workshop selected by the Buyer, and in each such case the Builder shall reimburse the Buyer for the costs described in Clause 2.8(i), (ii), (iii) and (iv) above. The Buyer agrees to use the normal diligence and business practices of a competent shipowner with a view to minimising the cost of such remedial works.

2.9	At the Buyer’s request after final completion of the remedial works to be made or paid for by the Builder under this Clause 2 in respect of a particular aspect of the Work or any Part, the Builder will:
(i)	assign to the Buyer, to the fullest extent possible and without any charge to the Buyer, that part of every contractual warranty or guarantee given by any Subcontractor with respect to the particular aspect of the Work or Part which extends beyond the Guarantee Period or which is otherwise more favourable to the Buyer than the guarantee of the Builder under this Clause 2; or

(ii)	if it is not possible fully and effectively to assign the relevant part of any such contractual warranty or guarantee, hold and enforce the relevant contractual warranty and guarantee as trustee and agent for the Buyer and promptly account to the Buyer for all monies received in or pursuant to the holding or enforcement of any such contractual warranty or guarantee.
2.10	The Builder shall, at its sole risk and expense (except for the cost of suitable accommodation and food on board the Ship which shall be supplied free of charge by the Buyer), employ and place a suitably qualified and experienced English-speaking guarantee engineer acceptable to the Buyer on board the Ship for so long as the Buyer may reasonably require during the Guarantee Period and thereafter until the Builder has remedied every defect to which this Clause 2 applies but in any event no more than 180 (one hundred and eighty) days in aggregate. Not later than fifteen (15) days before delivery of the Ship, the Builder shall provide to the Buyer for its approval (which is not to be unreasonably withheld) the name and credentials of the proposed guarantee engineer. If at any time the Buyer considers the guarantee engineer’s performance of his duties to be unsatisfactory, the Buyer may by notice to the Builder request the replacement of the guarantee engineer. The Builder shall promptly investigate the Buyer’s complaint and, if the complaint is justified, the Builder shall (without any cost or liability to the Buyer) effect a suitable replacement acceptable to the Buyer as soon as may be practicable in the prevailing circumstances.
2.11	If:
(i)	any defect in the Ship’s external underwater parts is discovered during the Guarantee Period or the period of thirty (30) days referred to in Clause 2.7; or

(ii)	any defect in the Ship’s external underwater parts is discovered either during the Ship’s first scheduled drydocking after delivery provided that the first scheduled dry-docking occurs within twenty-four months after delivery of the Ship or, if there is no scheduled dry-docking within this period, under a joint underwater inspection under Classification Society supervision which is to be carried out as close to the end of such twenty four months period as may be convenient having regard to the Ship’s itinerary and the need to select a suitable location for such under water inspection. The costs (including the costs of attendance of the Classification Society’s representative) of such inspection shall be borne by the

Builder if any defect is discovered for which the Builder is responsible under this Clause 2 and otherwise such costs shall be borne by the Buyer, and if the Classification Society imposes a condition in respect of a defect in such underwater parts for which the Builder is responsible under this Clause 2 and requires the defect to be remedied before the next Ship’s scheduled drydocking the Builder shall be responsible for the necessary remedial works and the associated drydocking costs. Otherwise, the Buyer shall bear and pay for the haul day and any associated drydocking costs incurred in the ordinary course of the Ship’s next scheduled drydocking maintenance and the Builder, in addition to the costs of all necessary remedial works, shall bear and pay for such additional drydocking day(s) as may be required to remedy such defect.

2.12	Without prejudice to the Builder’s obligations and liabilities under the other express provisions of this Clause 2, the Builder shall not be responsible for any loss or damage caused by any defect except:
(i)	that, in addition to the other guarantee obligations specified in this Clause 2, the Builder shall be obliged to remedy (or, as provided for in the preceding paragraphs of this Clause 2, to pay for the remedy of) any equipment or part of the Ship that is physically damaged as a direct and proximate result of any defect covered by the Builder’s guarantee under this Clause 2;

(ii)	for any physical damage directly caused by the Builder’s remedy of any defect; and

(iii)	for any physical damage directly caused by the wrongful refusal or failure of the Builder or its Subcontractors to remedy (or authorise the remedy) of any defect.
2.13	Any sum(s) payable by the Builder under this Clause 2 shall be due and payable as set out in Article 8.
2.14	Except as otherwise expressly provided in Clause 2.11, the Builder shall not be responsible or liable for any defect discovered after the expiry of the Guarantee Period (as the same is defined and extended pursuant to this Clause 2), loss of time due to repair or for any loss of profit, loss of revenue or other consequential losses suffered by the Buyer by reason of any defect. Furthermore, the guarantee under this Clause 2 replaces and excludes any warranty, liability, term and/or condition imposed or implied by any law, custom or usage and — save as otherwise expressly provided for in this Contract, the Plans or the Specification — the Builder makes no warranty/condition of merchantability or fitness of the Ship or any Part thereof for any particular purpose.
(End of Article 7)

ARTICLE 8: CONTRACT PRICE AND PAYMENT TERMS
1.	CONTRACT PRICE

1.1	The Contract Price for the Ship:
(i)	shall be EUR735,000,000 (seven hundred and thirty five million euros); and

(ii)	is a fixed price and may be adjusted only in strict accordance with, and subject to, the express provisions of this Contract.
1.2	For the avoidance of doubt:
(i)	the Contract Price includes the cost of the Ship, completed in accordance with the requirements of this Contract, the Specification and the Plans;

(ii)	the Contract Price includes the cost of all Work and the cost of all surveys, tests and trials of the Ship to be performed by, or on behalf of, the Builder or any third parties including the Classification Society and the Regulatory Authorities;

(iii)	the Contract Price includes the cost of procuring the classification notation for the Ship, and of obtaining all certificates and other documents which are required to be delivered pursuant to this Contract, the Specification and the Plans;

(iv)	the Contract Price includes all other costs and expenses of the Builder as provided for herein or otherwise incurred by the Builder unless expressly provided for in this Contract as being for the Buyer’s account;

(v)	without prejudice to the express rights and obligations of either party under the other provisions of this Contract (including, without limitation, in relation to AOM’s agreed between the parties), the Buyer shall have no liability for any increases in the Builder’s costs of performing the Contract of any nature whatsoever; and

(vi)	all fees and charges incidental to the registration of the Ship under the flag and laws of the Flag State shall be for the account of the Buyer.
2.	PAYMENTS

2.1	Payment of the Contract Price shall be made to the Builder as follows:
(i)	[**] [Confidential Treatment] within 3 (three) Working Days after the Effective Date;

(ii)	[**] [Confidential Treatment] on first steel cutting but not before 14th September 2007;

(iii)	[**] [Confidential Treatment] on completion of keel laying (and for these purposes keel laying will be deemed to have taken place when the first prefabricated steel block has been completed and located in its final position in the building dock at the Shipyard) but not before [**] [Confidential Treatment];

(iv)	[**] [Confidential Treatment], on the date the Ship is launched into the water at the Shipyard (and for these purposes launching will be deemed to have taken place when the Ship is safely afloat provided that the Ship’s hull and primary internal structural parts are by then fully welded out and that the Classification Society has confirmed in writing that there is adequate completion of the hull for launching) but not before [**] [Confidential Treatment]; and

(v)	the balance of the Contract Price, on the date of delivery and acceptance of the Ship and the Delivery Documents in accordance with the express provisions of this Contract.
2.2	The Builder shall by not less than fourteen (14) days advance written notice advise the Buyer of the date upon which each of the payments referred to sub-clauses 2.1(ii) to (iv) shall become due and payable and, in addition, the notice given in relation to sub-clause 2.1(v) will show (in reasonable detail and on an “open-book” basis as this expression is defined in Article 3) the Builder’s calculation of the balance of the Contract Price payable on delivery of the Ship and, in particular, the amounts of any reductions in or additions to the Contract Price occasioned by the terms and conditions of this Contract.

2.3	The Buyer’s obligations to make the payments referred to in sub-clauses 2.1(i) to (iv) shall, in the case of each such payment, be subject to and conditional upon the Buyer’s receipt of:
(i)	the Builder’s invoice for the relevant payment; and

(ii)	an irrevocable refund guarantee (“Refund Guarantee”) issued in favour of the Buyer in the form set out in Schedule 2 by a first class bank, insurance company or financial institution (“Refund Guarantor”) acceptable to the Buyer (such acceptance not to be unreasonably withheld) securing the refund to the Buyer of the relevant payment together with interest thereon at the Relevant Rate calculated from the date of the Builder’s receipt of such payment to the date of the Buyer’s receipt of the refund.
The Buyer’s obligation to make the payment referred to in sub-clause 2.1(v) shall be subject to and conditional upon the Buyer’s receipt of the Builder’s invoice for the relevant payment and signature of the Protocol of Delivery and Acceptance on behalf of the Buyer and the Builder.

2.4	The other payments from time to time due under this Contract shall be made as follows:
(i)	any amount for which a specific payment date is stipulated in this Contract shall be paid on such date;

(ii)	payment or credits for any modifications pursuant to Article 3 (together with an appropriate interest payment or credit, calculated at the Relevant Rate, from the date(s) specified in the relevant AOM’S or as determined under Article 13,

Clause) shall be made simultaneously with delivery of the Ship and the relevant amounts shall be shown in the invoices to be issued and delivered by the Builder in respect of the Contract Price under Clause 2.1 (v);

(iii)	payment of any other amounts accruing prior to delivery shall be made simultaneously with delivery of the Ship, and the relevant amounts shall be shown in the invoice to be issued and delivered by the Builder in respect of the Contract Price payment referred to in Clause 2.1(v) and

(iv)	for any amount accruing after delivery in respect of a defect covered by the Builder’s guarantee under this Contract, payment shall be made as follows:
(a)	if the parties agree that the defect in question is covered by the Builder’s guarantee under this Contract, not later than fifteen (15) days after the Builder’s receipt of an invoice for the defect remedied pursuant to Clause 2 in Article 7; or

(b)	if there is a Dispute as to whether or not the defect is covered by the Builder’s guarantee under this Contract, on the date on which it is finally determined or adjudged to be a defect under Article 13, together with interest thereon at the Relevant Rate calculated from the date of the Builder’s receipt of an invoice for the defect remedied pursuant to Clause 2 in Article 7 up to and including the date of the Buyer’s receipt of the relevant amount.
2.5	Every amount from time to time due under this Contract but unpaid for longer than three (3) days from (and excluding) the due date shall bear interest at the Relevant Rate from the due date up to and including the date of receipt by the party to which the amount is owed.

2.6	If the Buyer fails to make any payment when it is due under sub Clauses 2.1(i), (ii), (iii) or (iv), such failure is not due to a default or breach of this Contract by the Builder, and such failure continues for longer than seven (7) days from (and excluding) the due date, then without prejudice to its other obligations under this Contract the Builder shall be entitled (after giving written notice to the Buyer) to suspend performance of all Work from the date on which the notice is given until the date of receipt of the unpaid sum in the Builder’s Account. In the event of such a suspension, the Delivery Date shall be automatically extended by the actual period of suspension of the Work.

2.7	All amounts payable to the Builder under this Contract shall be paid direct to the Builder’s Account, and the Builder and the Buyer shall consult with each other about the mode of payment with a view to reducing the amount of any applicable bank transfer charges.

2.8	All payments made by the Buyer to the Builder on account of the Contract Price before delivery and acceptance of the Ship shall be in the nature of advances to the Builder.

2.9	Neither party shall be entitled to set off any claims against payments due to the other under this Contract.

2.10	Payments made by either party to the other under this Contract shall not be construed as a waiver of the right of one party to challenge the other as to the amount due or the due date of any such payments.

2.11	All fees, costs and other charges (including taxes and other amounts payable in respect of bank transfers) whatsoever arising in connection with:
(i)	each guarantee issued under Clause 2.3 (including, without limitation, fees and other costs or charges payable to the relevant bank(s) and/or insurance company(ies) in respect of the issuance and maintenance thereof) shall be borne and paid by the Builder; and

(ii)	the remittance of payments made under this Contract shall be borne and paid by the paying party.
2.12	The euro is the currency of account and payment for each and every sum at any time due from either party to the other under or in connection with this Contract.
(End of Article 8)

ARTICLE 9: TERMINATION
1. TERMINATION BY BUILDER
1.1	Each of the following events shall be a “Builder Termination Event” for the purposes of this Contract:
(i)	if the Buyer fails to pay any part of the Contract Price under any of Clauses 2.1 (i), (ii), (iii) or (iv) in Article 8 on the due date for such payment and such failure is not remedied within ten (10) Working Days after the receipt by the Buyer of a written notice from the Builder notifying the Buyer of such failure and requesting remedial action; or

(ii)	if the Buyer fails to accept delivery of (and pay the balance of the Contract Price for) the Ship within two (2) Working Days after the Ship and the related Delivery Documents have been duly tendered for delivery by the Builder in compliance with this Contract, the Plans and the Specification; or

(iii)	if any of the following events or circumstances shall occur before the Buyer has accepted delivery of the Ship and paid the balance of the Contract Price (a) a final order shall be made or an effective resolution shall be passed for the winding up of the Buyer (otherwise than by a members’ voluntary winding up for the purpose of an amalgamation or reconstruction on terms previously approved by the Builder, which approval shall not be unreasonably withheld) or (b) a receiver shall be appointed in respect of the whole or any substantial part of the undertaking of the Buyer or (c) the Buyer shall suspend the payment of its debts or (d) the Buyer shall make an arrangement or composition with its creditors generally or (e) the Buyer shall apply to any court for protection from its creditors generally or (f) the Buyer shall be unable, or shall admit its inability, to pay its debts as they fall due or it shall become or shall be declared insolvent under any applicable law or (g) the Buyer defaults the loan agreement relating to the purchase of the Ship for reasons not attributable to the Builder as a result of which the Buyer’s financiers terminate their commitment to finance the Ship unless the relevant financing arrangements are reconstituted in a manner reasonably acceptable to the Builder within thirty (30) days or (h) any distress, execution, attachment or other process shall affect the whole or any substantial part of the Buyer’s business and assets and shall remain undischarged for a period exceeding 21 (twenty one) days or (i) the whole or any substantial part of the Buyer’s business and assets shall be subject to Compulsory Acquisition by the Bermudian government or any agency thereof for a period exceeding 30 (thirty) days or (j) the Buyer’s Performance Guarantee or the security thereby given is or becomes wholly or partially invalid, ineffective or unenforceable or the Buyer’s Guarantor becomes insolvent or enters into proceedings similar to any of those referred to in any of paragraphs (a) to (f) of this Clause 1.1(iii) and the Buyer is unable to propose a substitute guarantee and / or guarantor acceptable to the Builder (such acceptance not to be unreasonably withheld) within ten (10) Working Days after the receipt by the

Buyer of a written notice from the Builder requiring replacement of the Buyer’s Guarantor; or

(iv)	if the Buyer commits a material breach of any of its material obligations under this Contract and fails to remedy any such breach within 60 (sixty) days after receipt of written notice from the Builder requesting remedial action.
1.2	At any time after a Builder Termination Event shall have occurred and be continuing, the Builder may, by written notice to the Buyer, terminate this Contract whereupon:
(i)	title in the Buyer’s Supplies owned by the Buyer which have been installed or incorporated in the Ship before termination shall pass to the Builder; and

(ii)	the Builder shall retain and apply (in the manner provided for in Clauses 1.4 and 1.5) all payments previously made by the Buyer to the Builder under this Contract.
1.3	If the Builder terminates this Contract under Clause 1.2, it may in its free discretion decide either to complete or not to complete the Ship and thereafter the Builder shall endeavour to obtain the best market price reasonably obtainable for the Ship, the Parts and the Buyer’s Supplies referred to in Clause 1.2 (i) by sale at public auction or tender or private sale.
1.4	If the Builder elects to sell the Ship in its completed state the proceeds of sale received by the Builder, and all amounts retained by the Builder under Clause 1.2 (ii) plus a credit for the value of Buyer’s Supplies previously delivered by the Buyer and either retained by the Builder or its Subcontractors or sold by any of them, shall be applied as follows:
(i)	firstly, in payment of all unpaid instalments of the Contract Price as at the date of termination together with interest thereon at the Relevant Rate from the respective due dates for payment thereof to the date of application;

(ii)	secondly, in payment of any other amounts payable by the Buyer to the Builder under the express provisions of this Contract as at the date of termination together with interest thereon at the Relevant Rate from the respective due dates for payment thereof to the date of application;

(iii)	thirdly, in payment of the Builder’s loss of profit being the proved difference (if any) between the profit that the Builder could reasonably have expected to earn if the Contract had not been terminated and the profit actually earned from the sale of the Ship in its completed state; and

(iv)	finally, in payment of any remaining balance to the Buyer,

provided that if the total of such proceeds of sale, such retained amounts and such credit shall be less than the balance due to the Builder under paragraphs (i), (ii) and (iii) of this Clause 1.4, the difference shall be paid by the Buyer to the Builder.
1.5	If the Builder elects to sell the Ship in its incomplete state the proceeds of sale received by the Builder, and all amounts retained by the Builder under Clause 1.2(ii) plus a credit for the value of Buyer’s Supplies previously delivered by the Buyer and either retained by the Builder or its Subcontractors or sold by any of them, shall be applied as follows:
(i)	firstly, in payment of all costs necessarily and reasonably incurred by the Builder in preparing the Ship for sale (to the extent not already covered by the payments referred to in Clause 1.2(ii) above) together with interest thereon at the Relevant Rate;

(ii)	secondly, in payment of the Builder’s loss of profit being the proved difference (if any) between the profit that the Builder could reasonably have expected to earn if the Contract had not been terminated and the profit actually earned from the sale of the Ship in its incomplete state; and

(iii)	finally, in payment of any remaining balance to the Buyer,
provided that if the total of such proceeds of sale, such retained amounts and such credit shall be less than the balance due to the Builder under paragraphs (i) and (ii) of this Clause 1.5, the difference shall be paid by the Buyer to the Builder.

2.	TERMINATION BY BUYER

2.1	Each of the following events shall be a “Buyer Termination Event” for the purposes of this Contract:
(i)	if (a) at any time the Buyer can demonstrate clearly that delivery will not be made, for whatever reason or combination of reasons (excepting reasons which entitle the Builder to extension of the Delivery Date under Article 5 or reasons attributable to the Buyer), by the date falling [**] [Confidential Treatment] from [**] [Confidential Treatment] or (b) delivery has not been made, for whatever reason or combination of reasons (excepting only one or more independent defaults by the Buyer), by the date falling [**] [Confidential Treatment] from [**] [Confidential Treatment];

(ii)	if the Buyer becomes entitled to terminate this Contract under Clause 3.2 in Article 4 or any of Clauses 2.3, 2.7, 2.9, 2.12, 2.14 or 2.17 in Article 6;

(iii)	if the Builder commits a material breach of any of its material obligations under this Contract and fails to remedy any such breach within 60 (sixty) days after receipt of written notice from the Buyer requesting remedial action;

(iv)	if (a) any guarantee issued in favour of the Buyer under this Contract, or the security thereby given, is or becomes wholly or partially invalid, ineffective or unenforceable or (b) the issuer of any such guarantee becomes insolvent or enters into or is subject to any proceedings similar to any of those referred to in any of paragraphs (a) to (g) of Clause 2.1(vi), unless the Builder replaces any such guarantee and (as the case may be) issuer with a new guarantee and (as the case may be) issuer complying with Clause 2.3(ii) of Article 8 within ten (10) Working Days after receipt of written notice from the Buyer requiring such replacement; or

(v)	if either (a) the Builder shall fail at any time to effect or maintain the Insurances, or any insurer shall avoid or cancel the Insurances or the Builder shall commit any breach of or make any misrepresentation in respect of the Insurances the result of which is to entitle the insurers to avoid the cover or otherwise to be excused or released from any or all of their liabilities thereunder, or (b) any of the Insurances shall cease for any reason whatsoever to be in full force and effect, unless the Insurances are re-instated or reconstituted in a manner meeting the requirements of this Contract within seven (7) days; or

(vi)	if (a) a final order shall be made or an effective resolution shall be passed for the winding up of the Builder (otherwise than by a members’ voluntary winding up for the purposes of amalgamation or reconstruction on terms previously approved by the Buyer, which approval shall not be unreasonably withheld) or (b) a receiver shall be appointed in respect of the whole or any substantial part of the undertaking of the Builder or (c) the Builder shall suspend the payment of its debts or (d) the Builder shall make an arrangement or composition with its creditors generally or (e) the Builder shall apply to any court for protection from its creditors generally or (f) the Builder shall be unable, or shall admit its inability, to pay its debts as they fall due or it shall become or shall be declared insolvent under any applicable law or (g) any distress, execution, attachment or other process shall affect the whole or any substantial part of the Builder’s business or assets and shall remain undischarged for a period exceeding 21 (twenty one) days or (h) the Builder defaults any loan agreement relating to the construction of the Ship for reasons not attributable to the Buyer as a result of which the Builder’s financiers (including the holder of any mortgage or the beneficiary of any other security granted by the Builder over the Ship, any Parts or the Insurances) terminate their commitment to finance the construction of the Ship or commence the enforcement of their rights against the Builder, the Ship, the Parts or the Insurances) unless the relevant financing arrangements are reconstituted in a manner reasonably acceptable to the Buyer within thirty (30) days or (i) the Ship or the whole or any substantial part of the Builder’s business or assets shall be subject to Compulsory Acquisition by the French government or any agency thereof for a period exceeding 30 (thirty) days.
2.2	At any time after a Buyer Termination Event shall have occurred and be continuing the Buyer may by notice to the Builder terminate this Contract and thereafter the Buyer may (in its free discretion) exercise any of the remedies provided for in Clause 2.3.
2.3	The Buyer may:
(i)	retain and/or claim from the Builder all liquidated damages paid or payable by the Builder to the Buyer under Clause 2.17 in Article 6 subject to the following limits:
(a)	if the Builder shall have given the Buyer more than one hundred and eighty (180) days notice of the delay in delivery prior to the Delivery Date, in no event shall the aggregate final liquidated damages payable by the Builder to the Buyer in respect of such delay exceeds the sum of [**] [Confidential Treatment];

(b)	if the Builder shall have given the Buyer more than ninety (90) days and less than or equal to one hundred and eighty two (182) days notice of the delay in delivery prior to the Delivery Date, in no event shall the aggregate final liquidated damages payable by the Builder to the Buyer in respect of such delay exceeds the sum of

[**] [Confidential Treatment]

(b)	if the Builder shall have given the Buyer more than ninety (90) days and less than or equal to one hundred and eighty two (182) days notice of the delay in delivery prior to the Delivery Date, in no event shall the aggregate final liquidated damages payable by the Builder to the Buyer in respect of such delay exceeds the sum of [**] [Confidential Treatment]

(c)	if the Builder shall have given the Buyer less than or equal to ninety (90) days notice of the delay in delivery prior to the Delivery Date, in no event shall the aggregate final liquidated damages payable by the Builder to the Buyer in respect of such delay exceeds the sum of [**] [Confidential Treatment];
(ii)	may also claim from the Builder the aggregate of (a) all payments previously made by the Buyer to the Builder under this Contract on account of the Contract Price together with interest thereon at the Relevant Rate calculated from the date upon which the Builder received each such payment to the date on which the refund is received by the Buyer, (b) the return, free of all encumbrances whatsoever, of any Buyer’s Supplies that have not been built into or installed on or in the Ship or which may be removed from the Ship, the Shipyard or other place(s) where they are stored and the Buyer’s Supply Costs for all other such Buyer’s Supplies that cannot be returned to the Buyer, and (c) all other amounts payable by the Builder to the Buyer under the express provisions of this Contract together with interest thereon at the Relevant Rate from the respective due dates until the date of actual payment of each such amount; and

(iii)	if the Buyer’s right to terminate the Builder’s engagement under this Contract (whether under Articles 4 and/or 9 or otherwise) becomes exercisable as a result of any gross negligence or wilful misconduct on the part of the Builder the Buyer shall, in addition to the payments referred to in sub-clauses 2.3(i) and (ii), be entitled to claim from the Builder, as agreed liquidated damages for loss of this Contract and not as a penalty, an amount equivalent to [**] [Confidential Treatment]).
3.	TERMINATION BY EITHER PARTY

The Builder’s receipt of all payments to be made by the Buyer under the express provisions of Article 9 or, as the case may be, the Buyer’s receipt of all payments to be made by the Builder under the express provisions of Article 9 shall operate as a full and final settlement and discharge of all obligations and liabilities of the relevant party to the other under this Contract save for any obligations and liabilities of either party in respect of any costs payable in connection with any references or proceedings under Article 13.
(End of Article 9)

ARTICLE 10: REPRESENTATIONS, COVENANTS AND INDEMNITIES
1.	REPRESENTATIONS, WARRANTIES AND COVENANTS

1.1	Each party acknowledges that the other has entered into this Contract in full reliance on the representations set out in this Clause 1 and each party (in either case, the “warrantor”) warrants that such representations are in all respects true, accurate and not misleading in any respect.

1.2	The Warrantor represents and warrants to the other party that:
(i)	all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Contract and (b) to ensure that the obligations expressed to be assumed by it in this Contract are legal, valid and binding have been done, fulfilled and performed; and

(ii)	no legal proceedings have been started or (to the best of the warrantor’s knowledge and belief) threatened which might have a material adverse effect on the warrantor’s ability to perform its obligations under this Contract.
1.3	The Builder further represents and warrants to the Buyer:
(i)	that neither the execution of this Contract nor the exercise by the Builder of its rights and performance of its obligations under this Contract will result in any breach of any French or European Union law, regulation, rule, directive or treaty;

(ii)	that it shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws, regulations, rules, directives and treaties of France and the European Union to enable it lawfully to enter into and perform its obligations under this Contract.
1.4	The Buyer further represents and warrants to the Builder:
(i)	that neither the execution of this Contract nor the exercise by the Buyer of its rights and performance of its obligations under this Contract will result in any breach of any law, regulation, rule, directive or treaty applicable to the Buyer or any of the protected parties; and
(ii)	that it shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws, regulations, rules, directives and treaties of Bermuda to enable it lawfully to enter into and perform its obligations under this Contract.

2.	EXCLUSION OF LIABILITIES

2.1	The Builder shall not be liable to the Buyer, any other protected parties or any of its or their respective representatives, agents or employees for personal injury, including death, during such time as they or any of them are on board the ship, at the Shipyard or within the premises of Subcontractors or suppliers of the Builder unless such injury, including death is caused by the gross negligence or wilful misconduct of the Builder or the representatives, agents or employees of the Builder. Nor shall the Builder be liable to the Buyer, any other protected parties or any of its or their respective representatives, agents or employees for damage to, or loss or destruction of property of the Buyer, the other protected parties or its or their representatives, agents or employees in France or elsewhere unless such damage, loss or destruction is caused by the gross negligence or wilful misconduct of the Builder or the representatives, agents or employees of the Builder.

2.2	Neither the Buyer nor any other of the protected parties shall be liable to the Builder, its representatives, agents or employees for personal injury, including death, during such time as they or any of them are on board the ship, at the Shipyard or within the premises of Subcontractors or suppliers of the Builder unless such injury, including death is caused by the gross negligence or wilful misconduct of the Buyer, other protected parties or the representatives, agents or employees of the Buyer or other protected parties. Nor shall the Buyer or any other of the protected parties be liable to the Builder, its representatives, agents or employees for damage to, or loss or destruction of property of the Builder, its representatives, agents or employees in France or elsewhere unless such damage, loss or destruction is caused by the gross negligence or wilful misconduct of the Buyer, other protected parties or the representatives, agents or employees of the Buyer or other protected parties.
(End of Article 10)

ARTICLE 11: INTELLECTUAL PROPERTY RIGHTS
1.	PATENTS, TRADE MARKS AND COPYRIGHTS

1.1	The Builder shall procure all such approvals and licenses, and pay all such royalties, licence fees or other similar charges, on or in connection with:
(i)	the Ship;

(ii)	any Parts (other than Buyer’s Supplies) installed or incorporated in, stowed on or otherwise delivered with the Ship; and

(iii)	any part of the Work,
as may be necessary to ensure that the same are delivered to the Buyer and may be owned and operated by the Buyer (and its successors, assignees and counterparties) without infringement of any patent, patent right, copyright, trademark, trade secret or other intellectual property right.

1.2	The Builder shall indemnify fully, hold harmless and defend the Buyer and the other protected parties from and against all actions, claims, costs, liabilities and direct losses (subject to Article 14, Clause 14) that any of them may suffer or incur as a result of any actual or alleged infringement of any patents, patent rights, copyrights, trademarks, trade secrets or other intellectual property rights of any kind or nature on or in connection with the Ship, the Parts (other than Buyer’s Supplies) or any part of the Work or the ownership or the proper use thereof by the Buyer provided that this indemnity shall not apply to any such infringement if the management of the Buyer or the management of any other protected party knew of the relevant infringement (at any time between the Effective Date and the date of actual delivery of the Ship) but failed to notify the Builder.

1.3	If by reason of any claim for which the Builder is responsible under this Clause 1:
(i)	the Ship or any Part (other than Buyer’s Supplies) shall be held to constitute an infringement of any patent, patent right, copyright, trademark, trade secret or other intellectual property right; or

(ii)	the Buyer’s free use and possession or quiet enjoyment of the Ship or any such Part shall be in any manner or to any extent disturbed, interfered with, limited, restricted or restrained (whether by reason of an actual or threatened arrest, detention or claim or as a result of any other encumbrance or for any other reasons whatsoever), the Builder shall, at its own expense, promptly take all such steps as may be necessary fully to restore to the Buyer the free use and possession and quiet enjoyment of the Ship or such Part including (without limitation) if the Buyer shall so require, by replacing any infringing Part with a non-infringing Part which is satisfactory to the Buyer and/or the Classification Society and/or the Regulatory Authorities.
1.4	The Buyer shall indemnify fully, hold harmless and defend the Builder from and against all actions, claims, costs, liabilities and direct losses (subject to the exclusions referred to in Article 14, Clause 14) that that it may suffer or incur as a result of any actual or alleged infringement of any patents, patent rights, copyrights, trademarks, trade secrets or other intellectual property rights of any kind or nature on or in connection with any Buyer’s Supplies, plans, designs and engineering and design data supplied by the Buyer to the Builder under or in connection with this Contract provided that this indemnity shall not apply to any such infringement if the management of the Builder knew of the relevant infringement (at any time between the Effective Date and the date of actual delivery of the Ship) but failed to notify the Buyer.

2.	RIGHTS TO ENGINEERING AND DESIGN DATA

2.1	All plans, designs and engineering and design data supplied by the Buyer to the Builder which are the property of the Buyer shall remain the property of the Buyer, and such plans, designs and engineering and design data may be used by the Builder only as permitted by this Clause 2.

2.2	All plans, designs and engineering and design data supplied by the Builder to the Buyer which are the property of the Builder shall remain the property of the Builder, and such plans, designs and engineering and design data may be used by the Buyer only as permitted by this Clause 2.

2.3	The Builder hereby grants to the Buyer and the other members from time to time of the Buyer’s Group an irrevocable, non-exclusive, perpetual, royalty-free, worldwide license to use the plans, designs, and engineering and design data referred to in Clause 2.2 in connection with the operation, maintenance, modification, redesign, refurbishment, repair, sale or other use of the Ship after delivery and such licence to use may be transferred to any charterer or other operator, to any manager or to any buyer of the Ship for such purposes without the need to seek or obtain any consent from the Builder, its successors or assigns.

2.4	Each party shall take all reasonable precautions to maintain in confidence, and will not use or permit the use of except as may be necessary for the purposes of the Work — or as otherwise permitted by the express provisions of this Clause 2 — any of the designs, plans and engineering and design data owned by the other party.

2.5	Nothing contained in this Contract shall be construed as transferring any patent, patent right, copyright, trademark, trade secret or other intellectual property right created or used in the performance of this Contract, all of which are hereby expressly reserved to the true and lawful owners thereof.
(End of Article 11)

ARTICLE 12: TAXES AND CONTRACT EXPENSES
1.	TAXES AND CONTRACT EXPENSES

1.1	The Builder shall be solely responsible for and shall pay or cause to be paid, without recourse to the Buyer or any member of the Buyer’s Group, all taxes of any kind whatsoever that are imposed, determined or assessed in any of the following jurisdictions (the “relevant jurisdictions”) France or (if different) the country of the Shipyard or the country of any Subcontractor, in connection with: (i) the making, execution and performance of this Contract by the Builder; (ii) the construction, sale, delivery and export of the Ship in and from any of the relevant jurisdictions; (iii) the manufacture in, and importation and exportation of any Parts (other than Buyer’s Supplies) into or out of, any of the relevant jurisdictions; and (iv) the receipt of the payment of the Contract Price in France, and the Builder shall indemnify fully, hold harmless and defend the Buyer and other protected parties from and against any actions, claims, costs, liabilities and losses which any of them may suffer or incur in relation to any such taxes.

1.2	The Buyer shall be solely responsible for and shall pay or cause to be paid, without recourse to the Builder, all taxes of any kind whatsoever that are imposed, determined or assessed in connection with: (i) the making, execution and performance of this Contract by the Buyer (other than any taxes imposed, determined or assessed in any of the relevant jurisdictions for which the Builder is responsible); (ii) the importation into any of the relevant jurisdictions of any Buyer’s Supplies delivered by the Buyer to the Builder or any Subcontractor; (iii) the importation of the Ship or any Parts into the country of the Buyer; and (iv) the residence or activities of any of the Buyer’s representatives in France, and the Buyer shall indemnify fully, hold harmless and defend the Builder from and against any from and against any actions, claims, costs, liabilities and losses which the Builder may suffer or incur in relation to any such taxes.

1.3	Each party shall bear and pay all costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Contract.
(End of Article 12)

ARTICLE 13: DISPUTES
1.	TECHNICAL DISPUTES

1.1	Except where a Dispute of a technical nature is determined by the Classification Society under Clause 4.2 in Article 1 or, as appropriate, by a Regulatory Authority under Clause 4.4 in Article 1, any Dispute of a technical nature giving rise to issues purely of fact (including, without limitation, any difference of opinion relating to the costs and time effects of any modifications proposed under Article 3 or to questions as to the existence, degree or extent of any alleged non-compliance of the Ship or any Part to the Contract, the Plans, the Specification, or the Class or Regulatory Rules) shall be referred to the Head Office of the Classification Society for its final decision provided that if the Head Office of the Classification Society declines to accept any such referral, or if either party reasonably considers that it is not appropriate to refer the Dispute in question to the Head Office of the Classification Society, with the agreement of both parties the Dispute shall be referred to a mutually acceptable technical expert for his final decision.

1.2	The procedure applicable to the resolution of any Dispute of a technical nature (whether by the Classification Society or by a mutually agreed technical expert) shall be as follows:
(i)	the person or body to whom the Dispute is referred (the “Expert”, which term shall also apply to any substitute appointed by mutual agreement of the parties) shall be requested to make a final decision within 21 (twenty one) Working Days after it has accepted the appointment;

(ii)	within 10 (ten) Working Days after the Expert has confirmed to both parties that it has accepted the appointment, each party will send to the Expert (and simultaneously to the other party), by email, telefax or registered courier, its submissions and supporting evidence in relation to the Dispute ;

(iii)	if a party fails to submit its submissions and supporting evidence within the time limit laid down in paragraph (ii), it shall be deemed to have admitted the correctness of the other party’s submissions;

(iv)	the Expert shall act as an expert and not as an arbitrator;

(v)	the decision of the Expert shall be final and binding on both parties (except in the case of fraud, bad faith or manifest error or unless otherwise agreed in writing by the parties); and

(vi)	the parties shall bear the Expert’s costs equally.
1.3	If within 10 (ten) Working Days after receipt by a party of a notice of a Dispute from the other party:
(i)	the Head Office of the Classification Society has failed to accept a referral pursuant to Clause 1.1; or

(ii)	a party reasonably considers that it is not appropriate to refer any Dispute of a technical nature to the Head Office of the Classification Society or to a technical expert; or

(iii)	the parties have failed to agree upon the identity of a mutually acceptable technical expert and obtain written acceptance of its appointment, the Dispute shall be determined in accordance with Clause 2.

2.	JURISDICTION

2.1	Except where a Dispute is determined under Clause 1.1, the English courts shall have exclusive jurisdiction to settle and determine all Disputes.

2.2	Each party agrees that the English courts are the most appropriate and convenient courts to settle and determine Disputes and that accordingly no party will argue to the contrary; and each party hereby irrevocably submits itself to the jurisdiction of the English courts for the purposes of this Contract.

2.3	A judgment relating to this Contract that is given or enforceable by the English courts may be enforced without review (subject to mandatory law) in any other jurisdiction and each party waives all of its rights to apply for or require any such review.

2.4	Subject to Clause 2.6 in Article 8, no Dispute shall entitle the Builder to cease or suspend any part of the Work or to withhold delivery of the Ship, nor shall any Dispute entitle the Buyer to withhold the payment of any part of the Contract Price due under any of Clauses 2.1(i), (ii), (iii) or (iv) in Article 8 beyond the relevant due date for payment provided that nothing in this provision shall prejudice any right which:
(i)	the Builder may have to retain possession of the Ship on account of non-payment of the Contract Price; or

(ii)	the Buyer may have to dispute the due date for payment of any part of the Contract Price under Clause 2.1(v) in Article 8.
2.5	For the avoidance of doubt, if any Dispute arises before delivery of the Ship and is referred for determination under any of the express provisions of Clauses 1 or 2 hereof, the Builder shall not be entitled to dispose of the Ship pending the final determination of such Dispute.

3.	GOVERNING LAW

3.1	This Contract is governed by and shall be construed in accordance with English law.

3.2	Each party irrevocably agrees before the Effective Date to appoint and thereafter to maintain Clifford Chance Secretaries Limited (“CCSL”) as agent for service of process in relation to any proceedings before the English courts in connection with this Contract and all related agreements, securities and other documents including (without limitation) the Builder’s Performance Guarantee, the Buyer’s Guarantee and the Option Agreement.

3.3	Without prejudice to any other mode of service allowed under any relevant law, service of any proceedings or process or judgment issued out of, or made or granted by, the

English courts may be served by being delivered to the last known address in London of CCSL or to the relevant party itself at the address for such party set out in Clause 4.

3.4	The Builder (for itself, its successors and assignees) irrevocably and unconditionally agrees that, notwithstanding the appointment of CCSL referred to in Clause 3.2 above, Clifford Chance LLP may act as legal advisors and attorneys of the Buyer and other members of the Buyer’s Group for all purposes whatsoever under or in connection with this Contract and all related agreements, securities and other documents including, without limitation, for the purposes of any legal proceedings arising out of or in connection with this Contract or such agreements, securities and other documents.

4.	NOTICES

4.1	Any notice or other communication in relation to material matters in connection with this Contract shall be in writing in the English language and shall be given to the addressee at the address set out below or sent by telefax to the telefax number given below, marked for the attention of the relevant individual listed in the “Attention” lines set out below provided that all notices and communications relating to technical matters (including, without limitation, those concerning the approval of Plans and tests) shall be given to the Supervisor at the address set out in paragraph (ii) below or sent by telefax to the telefax number specified in paragraph (ii) below.

(i)	If to the Buyer, to:	F3 One, Ltd. c/o
7665 Corporate Centre Drive
Miami, Florida 33126

	Telefax:	+ 1 305 436 4113
	Attention:	Mr Colin Veitch, President & CEO
	with a copy to telefax:	+1 305 436 4117
	Attention:	Mr Mark Warren, General Counsel

(ii)	If to the Supervisor, to:	the Supervisor
c/o the Supervisor’s designated office
at the Shipyard

	Telefax:	To be advised
	Attention:	To be advised

(iii)	If to the Buyer’s UK newbuilding office, to:

NCL (Bahamas) Ltd. c/o
1 Derry Street
London
W8 5NN

	Telefax:	+ 44 20 7938 4515
	Attention:	Mr Trond Sorensen

(iv)	If to the Builder, to:	Aker Yards, S.A.
Avenue Bourdelle - B.P. 90180
44613

Saint-Nazaire
Cedex
France

Telefax:	+33 (0) 2 51 10 91 61
Attention:	Chief Executive Officer

with copy to:

Telefax:	+33 (0) 2 51 10 99 94
Attention:	Contract Director

And with a copy to:

Telefax:	+358 10 670 24 04
Attention:	Chief Legal Counsel
or to such other person, address or telefax number as either party may (by not less than five (5) Working Days’ notice in writing) specify to the other.

4.2	In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:
(i)	if correctly addressed and marked for the attention of the appropriate individual and delivered personally, when left at the appropriate address of the addressee;

(ii)	if correctly addressed and marked for the attention of the appropriate individual and sent by pre-paid registered mail (or registered airmail if international) or courier, upon acknowledgement of receipt by return telefax; and

(iii)	if correctly addressed and marked for the attention of the appropriate individual and sent by telefax to the correct number, upon acknowledgement of receipt by return telefax.
4.3	Communications in relation to matters other than those referred to in Clause 4.1 may be given by email.
(End of Article 13)

ARTICLE 14: GENERAL MATTERS
1.	COMPUTATION OF TIME

1.1	Except as otherwise provided in this Contract, all periods of time shall be computed by including Saturdays, Sundays and holidays except that if any period terminates on:
(i)	any day which is not a Working Day in London or Paris (in the case of periods applicable to action by the Buyer); or

(ii)	any day which is not a Working Day in Paris (in the case of periods applicable to action by the Builder), such period shall be deemed to be extended to the next following Working Day in such place.

2.	ASSIGNMENTS

2.1	The Buyer may:
(i)	grant to its financiers of the Ship, or the other financiers of the Buyer’s Group, assignments of (or other security interests in) this Contract, the Insurances (in respect of Buyer’s Supplies), and the Refund Guarantees and any other securities that may be issued to the Buyer under and in connection with this Contract;

(ii)	assign, novate or transfer this Contract to any member of the Buyer’s Group or to any other person connected with the financing of the Ship (with the prior approval of the Builder, which is not to be unreasonably withheld); and

(iii)	assign its post-delivery rights under this Contract to any purchaser, lessee or bareboat charterer of the Ship, provided that the Buyer’s Guarantee shall remain in full force and effect or, if legally necessary to replicate the security intended to be conferred by such guarantee, shall be replaced with another guarantee acceptable to the Builder (such acceptance not to be unreasonably withheld) notwithstanding any such assignment, novation or transfer.

2.2	As and when so requested by the Buyer, the Builder will provide the Buyer’s financiers and permitted assignees with all such information and documentation as they may reasonably request without depriving the Builder of its rights and interest under this Contract.

2.3	The Builder may assign its rights under this Contract and its interest in the Insurances to its financiers for the Builder’s pre-delivery construction financing of the Ship and the Refund Guarantors. Otherwise, the Builder shall not assign or novate or transfer, or purport to assign or novate or transfer, any of its rights or obligations under this Contract.

3.	PARTIAL ILLEGALITY

3.1	If any provision of this Contract or the application thereof to any person or in any circumstances shall to any extent be illegal, invalid or unenforceable, such illegality,

invalidity or unenforceability shall not prejudice the effectiveness of the remainder of this Contract or the application of such provision to other persons or in other circumstances and each other provision of this Contract shall be legal, valid and enforceable to the fullest extent permitted by law.

4.	CONFIDENTIALITY

4.1	After the date of this Contract, the parties will agree the terms and publication date(s) of press announcements in relation to the construction of the Ship.

4.2	Save as provided in Clause 4.1, each party agrees that at all times before or after delivery of the Ship it shall hold this Contract, the Plans and the Specifications in strict confidence and shall not disclose (or allow to be disclosed) to any third party any information or documentation in relation to this Contract provided that:
(i)	each party may, with the prior written consent of the other, disclose to any third party information relating to the matters referred to in this Clause 4.2;

(ii)	each party shall be entitled to disclose information about the Contract strictly on a “need to know” basis — and then only to such extent as shall be reasonably necessary to enable each recipient to carry out its work in relation to the Contract — to its employees and other representatives, and also to its shareholders, bankers, auditors and legal advisors; and

(iii)	each party shall be entitled to disclose information about the Contract to such extent as may from time to time be required by law or the rules or regulations of any applicable stock exchange or similar body.
5.	AMENDMENTS

5.1	No amendment, modification, supplement or other variation of this Contract, the Plans or the Specification shall be of any effect unless made in writing and signed by the Builder and the Buyer or their respective duly authorised representatives.

6.	NO WAIVER

6.1	No failure or delay on the part of either party in exercising any right, power or remedy under this Contract shall operate as a waiver thereof or a waiver of any other rights, powers or remedies nor shall any single or partial exercise of any such right power or remedy preclude any other or further exercise of any such right, power or remedy or the exercise any other right, power or remedy.

6.2	The respective rights, powers and remedies conferred on the parties by this Contract are cumulative and (save where the contrary is expressly stated) are in addition to (and not exclusive of) any rights, powers and remedies provided by law.

7.	CONSENTS

7.1	Subject to Clause 1.6 in Article 2, where any matter:
(i)	requires an instruction from the Buyer, a waiver by the Buyer or the approval, authority or consent of the Buyer any such instruction, waiver, approval,

authority or consent shall not be deemed to have been given or to any extent effective unless it is given in writing by a duly authorised representative of the Buyer; and

(ii)	is required to be acceptable or satisfactory to the Buyer, the Buyer shall not be deemed to have accepted, or to be satisfied with such matter, unless its acceptance or satisfaction is communicated in writing to the Builder by a duly authorised representative of the Buyer.
7.2	Subject to the other express provisions of this Contract, where any matter:
(i)	requires an instruction from the Builder, a waiver by the Builder or the approval, authority or consent of the Builder any such instruction, waiver, approval, authority or consent shall not be deemed to have been given or to any extent effective unless it is given in writing by a duly authorised representative of the Builder; and

(ii)	is required to be acceptable or satisfactory to the Builder, the Builder shall not be deemed to have accepted, or to be satisfied with such matter, unless its acceptance or satisfaction is communicated in writing to the Buyer by a duly authorised representative of the Builder.
8.	LANGUAGE

8.1	The official text of this Contract (and all plans, drawings, test and Work schedules, reports, protocols, certificates, instruction booklets, notices, communications and other materials or documents to be drawn up, developed or supplied under this Contract) shall be in the English language.

9.	MODELS

9.1	The Builder shall, at its cost and without charge to the Buyer, build, supply and deliver to the Buyer (and place on board the Ship before delivery) the models of the Ship referred to in Part G.6.4 of the Specification.

10.	COUNTERPARTS

10.1	This Contract may be executed in up to two (2) counterparts each of which when dated and signed by (or on behalf of) both parties shall be an original, but all counterparts together shall constitute one and the same instrument.

11.	EFFECTIVE DATE

11.1	This Contract shall not have any legal effect whatsoever until the time on the date (the “Effective Date”) when all of the following conditions have been satisfied:
(i)	the Buyer shall have confirmed by written notice to the Builder that it has obtained binding written commitments (in terms reasonably satisfactory to the Buyer) for the financing arrangements that will be required to enable the Buyer to fund all Contract Price payments in accordance with Article 8;

(ii)	the Buyer shall have confirmed by written notice to the Builder that it has approved (a) the table referred to in Article 3, Clause 1.2, and (b) the final version of the Specification section relating to the public spaces in the Ship.

(iii)	Star Cruises Limited shall have received the approval of its shareholders for the transactions contemplated by this Contract and shall have complied with the requirements of the applicable rules of the Stock Exchange of Hong Kong Limited and of the Singapore Exchange Securities Trading Limited;

(iv)	the formats of each of the AOM form, the Refund Guarantee, the Builder’s Performance Guarantee and the Buyer’s Performance Guarantee shall have been finally agreed by the parties;

(v)	the Buyer’s Performance Guarantee shall have been delivered to the Builder;

(vi)	the Builder’s Performance Guarantee shall have been delivered to the Buyer; and

(vii)	the Option Agreement shall have been signed by the Builder and the Buyer’s Guarantor.
11.2	The Parties intend that the conditions referred to in Clause 11.1 (i), (ii), (iv), (v), (vi) and (vii) shall be satisfied by 11 September 2006 and that the conditions referred to in Clause 11.1 (iii) shall be satisfied by 31 October 2006. If this Contract has not come into effect by 4pm (Paris time) on 31 October 2006 either party may, by written notice given to the other within ten (10) days thereafter, cancel this Contract.

11.3	In the event of the exercise by either party of its right to cancel this Contract under Clause 11.2, this Contract shall, with effect from such cancellation, be null and void without any liability whatsoever on the part of either party.

11.4	Notwithstanding any provision to the contrary in this Contract, the Buyer shall not be obliged to make any payment to the Builder hereunder until such time as all of the conditions set out in Clause 11.1 have been fulfilled or expressly waived in writing by both parties.

12.	PROTECTED PARTIES

12.1	Any of the protected parties may enforce only the provisions of this Contract that are expressed to confer any rights on them, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

12.2	The Builder and the Buyer may at any time, by agreement between them, rescind this Contract or vary it without the consent of the protected parties.

12.3	If any protected party becomes entitled to bring a claim against the Builder under or in respect of this Contract, the Buyer shall bring such claim against the Builder on behalf of the relevant protected party and all communications, notices and proceedings shall be channelled through the Buyer.

12.4	If any claim is made against the Builder by the Buyer on behalf of a protected party under Clause 12.3, the Builder shall have available to it by way of defence only such matters as would have been available to it by way of defence if the relevant protected party had been a party to this Contract. For the avoidance of doubt, this means that in respect of any claim by the Buyer on behalf of a protected party the Builder shall be entitled to raise any defence that the Builder would have been entitled to raise if the relevant claim had been brought by the Buyer for itself.

12.5	Save as provided above the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.

13.	RELATIONSHIP OF PARTIES, PREVIOUS NEGOTIATIONS

13.1	The Contract does not create any partnership, joint venture or other joint relationship between the Builder or the Buyer.

13.2	This Contract supersedes all prior negotiations, representations, undertakings and agreements between the parties in relation to the subject matter of this Contract.

14.	EXCLUSIONS

14.1	Subject to the obligations and liabilities of either party to pay the liquidated damages and other compensation amounts expressly provided for in this Contract, each party agrees that neither party shall be liable to the other under or in connection with this Contract for any form of consequential, exemplary, incidental, indirect or special losses and/or damages of any nature whatsoever, howsoever caused and whensoever arising.

14.2	Save as otherwise expressly provided in this Contract, all implied terms and conditions are hereby excluded.

14.3	Nothing in this Contract shall operate to exclude, limit or restrict any liability arising as a result of fraud, or death or personal injury resulting from gross negligence or wilful misconduct.

15.	FAIR DEALING AND BUSINESS STANDARDS

15.1	Each party agrees: to use all reasonable efforts to make timely decisions in a speedy and effective way; to deal fairly with each other; and at all times to act in good faith. In this context, “good faith” includes, without limiting the duty of each party to co-operate with the other, a duty of honesty to the other party and a duty not to intentionally mislead the other party.

15.2	Each party, in performing its obligations under the Contract, shall maintain appropriate business standards, procedures, precautions and controls, including those necessary to avoid any real or apparent impropriety or adverse impact on the interests of the other party. Each party shall implement (and shall ensure that its employees and other representatives comply with) a policy which prohibits the giving or receiving of any inappropriate favours, gifts, entertainment, payments, loans or other consideration of any kind directly or indirectly connected with the Contract or the Work or any other activities that might influence individuals to act contrary to the best interests of their principal or applicable law.

15.3	Each party warrants and represents that all financial settlements, reports and billings rendered to the other party under or in connection with the Contract shall properly reflect the facts of all activities and transactions handled for the other party’s account and may be relied upon as being complete and accurate in any further recording or reporting made by the such party or any other member of the corporate group to which such party belongs.

15.4	Save for the commission payable by the Builder to brokers whose identity has previously been disclosed in writing by the Builder to the Buyer, no commission of any kind whatsoever is or will be payable (whether directly or indirectly) by or to the Builder in relation to or in connection with the Contract or any of the business transactions described in or contemplated by the Contract. Any breach of this Clause by the Builder may be treated by the Buyer as a material breach of the Builder’s obligations for the purposes of Article 9, Clause 2.1 (iii).

16.	COST SAVINGS

The Builder and the Buyer will co-operate and Work closely together on an “open-book” basis in order to reduce costs and generate savings.

17.	PRIORITY OF CONTRACT, PLANS AND SPECIFICATION

17.1	This Contract, the Plans, and the Specification are intended to complement and supplement one another. All general language or requirements embodied in the Specification are intended to amplify, explain and implement the requirements of this Contract. The Specification and the Plans are also intended to explain each other, and anything shown in the Plans but not stipulated in the Specification or stipulated in the Specification and not shown in the Plans shall be deemed and considered as if embodied in both.

17.2	If there is any conflict between any provisions of the following documents, priority between them shall be determined as follows:
(i)	this Contract and the Specification or Plans, the former shall prevail;

(ii)	the Specification and the Plans, the former shall prevail;

(iii)	the GA Plan and other Plans, the former shall prevail; and

(iv)	one or more Plans (other than the GA Plan), the latest in time shall prevail.
(End of Article 14)

SCHEDULE 1
Form of AOM

AKER FRANCE S.A	PROJECT:	AOM No:
St.Nazaire	Calculation +/- costs	Date:

Subject:

Reference:

Description:

		ED	ID
		(External	(Internal	Work	Design	Weight	Longitudinal	Vertical
		Delivery)	Delivery)	hours	Hours	+/_	Position	position
BGR	Description of work	(Euro)	(Euro)	(Hours)	(Hours)	(Tonnes)	(Metres)	(Metres)

SUM:

Calculation:
Sum ED + ID			€
Builders Margin ( 8% ):			€
Sum ED + ID + Builders Margin:			€
Labour Cost:	Hours x	€/hour	€
Design Cost:	Hours x	€/hour	€
Sum Fabrication costs:			€
Interest: % Interest days: days Interest cost:			€
(Note: Interest is paid from the day the AOM related work is completed and handed over)

Calculation Price:
Quotation to Owner:	Yes O	Date:	No	O
Negotiated with Owner:	Yes O	Date:	No	O
Final Price:
Other non-cost related
modifications: — Guaranteed
Deadweight — Guaranteed
Service Speed — Delivery Date
- Other Contractual Matters

Name:	Phone:	Department:
:	:	:
(End of Schedule 1)

SCHEDULE 2
Form of Protocol of Delivery and Acceptance
It is this day agreed that the m.v. [ • ] built by Aker Yards S.A. (the “Builder”) as Hull No.[C] 33 at the Builder’s Shipyard in Saint-Nazaire, France under the Shipbuilding Contract dated [ • ] 2006 and made between the Builder and [ • ] (the “Buyer”) has today, [ • ], at [am/pm] local time been delivered by the Builder and accepted by the Buyer.
Signed by
for and on behalf of [Buyer]
Signed by
for and on behalf of AKER YARDS S.A.
(End of Schedule 2)

SCHEDULE 3
Form Of Refund Guarantee
[Letterhead of Refund Guarantor]

To:	[insert name of Buyer]

Date:	[•]
[NB This format is provisional and is subject to written approval of both parties]
Refund Guarantee No. [•] (the “Guarantee”)
1.	We refer to the shipbuilding contract dated as of [•] 2006 (as amended or supplemented at any time, the “Contract”) and made between [•] (the “Buyer”) and AKER YARDS SA (the “Builder”) in relation to the construction of the Builder’s Hull [•] (the “Ship”). Terms used in this Guarantee shall bear the same meaning as in the Contract. Under the Contract, the Contract Price is to be paid in 5 (five) instalments and the Buyer’s obligation to pay each of the 4 (four) pre-delivery instalments of the Contract Price is conditional upon (amongst other things) the Buyer receiving an irrevocable refund guarantee from a first class bank, insurance company or other financial institution reasonably acceptable to the Buyer securing the refund of the instalment together with interest thereon at the Relevant Rate.

2.	In consideration of the Buyer agreeing to pay the sum of EUR [•] corresponding to the [first] / [second] / [third] / [fourth] instalment (the “Instalment”) of the Contract Price payable under Article 8, Clause 2.1 of the Contract, and of the Buyer agreeing to accept this Guarantee under Article 8, Clause 2.3 of the Contract as security for the refund of the Instalment, at the request of the Builder we, [•] hereby unconditionally and irrevocably: (i) guarantee to the Buyer to refund the Instalment to the Buyer (less the amount received by the Buyer from the Builder under Article 1, Clause 6.8 of the Contract) and to pay interest thereon at the Relevant Rate from the date of the Builder’s receipt of the Instalment to the date of the Buyer’s receipt of the refund, subject to an overall limit of EUR [•] [corresponding to the Instalment plus interest equivalent to a % of the Instalment amount to be approved by the Buyer] in respect of such Instalment and interest, and without prejudice to the Buyer’s right to claim and recover interest in excess of this limit from the Builder or its other guarantors, against the Buyer’s simple written demand (a) specifying the amount claimed by the Buyer in respect of the Instalment together with interest thereon at the Relevant Rate, and (b) specifying the account to which the amount demanded is to be paid; and (ii) undertake to the Buyer that (a) payment will be made by us forthwith, subject to a fifteen (15) running day notification period under paragraph 3 below, upon our receipt of such simple written demand, without any counterclaim, deductions, set-off, withholdings or any objection whatsoever, and (b) if we are required by law to make any deduction or withholding from any payment to the Buyer under this Guarantee, our payment to the Buyer will be increased by such amount as may be necessary to ensure that, after all of the required deductions and withholdings have been made, the Buyer receives a payment equal to the amount it would have received had no such deductions or withholdings been made.

3.	Notwithstanding paragraph 2 above, if, within fifteen (15) running days following our receipt of a written demand from the Buyer, the Builder has (i) confirmed to us in writing that the Builder is disputing the Buyer’s entitlement to make a claim under this Guarantee and (ii) delivered to us a copy of a written notice served on the Buyer stating the grounds upon which the Builder is disputing the Buyer’s entitlement to make a claim under this Guarantee, we shall not effect payment under this Guarantee pending settlement of the dispute between the parties or determination of the dispute in accordance with the Contract. If the Builder subsequently accepts all or any part of the Buyer’s claim, or if the Buyer obtains a final order from the English courts (meaning a judgment or court order in respect of which there is no right of appeal or in respect of which the time limit for submitting an application to appeal has expired without such application having been made by either party to the Contract) adjudging that all or any part of the claim is payable to the Buyer, we will pay the relevant amount to the Buyer (together with interest thereon as provided in paragraph 2 above) upon our receipt of a certified true copy of a settlement agreement signed on behalf of the Builder and the Buyer or (as the case may be) upon our receipt of a certified true copy of the relevant court order.

4.	This Guarantee shall become effective upon the Builder’s receipt of the Instalment. Save in respect of any demand made hereunder before the termination or expiry of this Guarantee, this Guarantee shall terminate upon the first to occur of (i) the Buyer’s acceptance of the Ship in accordance with the Contract, (ii) the date when we have received a written notice from the Buyer stating that it has (a) received, from another guarantor acceptable to the Buyer, a substitute guarantee securing the refund of the Instalment which is in form and substance satisfactory to the Buyer or (b) received a refund of the Instalment together with interest thereon as provided for in paragraph 2 above, (iii) our payment to you of the Instalment together with interest thereon as provided for in paragraph 2 above, (iii) the valid and lawful termination of the Contract by the Builder pursuant to the terms and conditions thereof, and (iv) the date falling [365 (three hundred and sixty five)] days after the Delivery Date provided that if either party commences legal proceedings in the English courts pursuant to the Contract before the termination or expiry of this Guarantee or within 45 (forty five) days after termination of the Contract, this Guarantee shall remain in full force until the date falling 45 (forty five) days after the date of the final order in such proceedings.

5.	Our obligations under this Guarantee are those of a sole primary obligor (as and for our own debt and independent from any obligations of the Builder) and not merely as surety, and we agree that the Buyer is not obliged to make any prior demand of the Builder under the Contract or to seek to enforce any remedies against the Builder before making a claim under this Guarantee.

6.	Our obligations under this Guarantee shall not be in any respect discharged, impaired or otherwise affected by reason of any events or circumstances whatsoever including without limitation (i) any invalidity, irregularity or unenforceability of any of the Builder’s obligations under or in connection with the Contract, (ii) the granting to the Builder of any time, waiver, consent, indulgence or other forbearance in relation to the Contract, (iii) any bankruptcy, insolvency or similar proceedings related to any party to the Contract, (iv) any amendments or supplements to the Contract, or (v) any other events or circumstances that might otherwise constitute a legal or equitable discharge of or defence to a surety or guarantor under applicable law, and we hereby irrevocably and unconditionally waive any and all defences at law or in equity that may be available to us by reason of any such events or circumstances.

7.	This Guarantee shall be in addition to any other security granted by the Builder in favour of the Buyer under the Contract, and shall not be affected by any action taken by the Buyer under any such other security.

8.	This Guarantee may be assigned by the Buyer to any of the banks and financial institutions from time to time providing the Buyer with financial support for its payment obligations under or in connection with the Contract, and to any other permitted assignees of the Buyer’s rights under the Contract, provided that written notice of any such assignment shall be given to us promptly thereafter.

9.	We unconditionally and irrevocably (i) agree that this Guarantee shall be governed by and construed in accordance with English law, (ii) agree that the English courts shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, that may arise out of or in connection with this Guarantee, and (iii) submit to the jurisdiction of the English courts for the purposes of any proceedings under or in connection with this Guarantee.

10.	All correspondence, claims and demands under or in connection with this Guarantee shall be marked for the attention of [insert name] and delivered to us at [insert address]. Any legal process issued out of the English courts may be served on us by being delivered to our agent for service of process in London, [insert name] at [insert London address].
Yours faithfully
For and on behalf of [insert name of Refund Guarantor]
(End of Schedule 3)

SCHEDULE 4
Form Of Builder’s Performance Guarantee
[Letterhead of Builder’s Performance Guarantor]
[NB This format is provisional and is subject to written approval of both parties]

To:	[Buyer]

Date:	[•]
Gentlemen:
HULL NUMBER [•] (THE "SHIP")
We have been informed that on [•], 2006 a shipbuilding contract (as the same may be supplemented, amended, changed or otherwise modified at any time hereafter, the “Contract”) was concluded between AKER YARDS SA a French société anonyme having its registered office at Avenue Bourdelle 44613 Saint-Nazaire, France (the “Builder”), and yourselves for the construction and delivery of one cruise ship having the Builder’s Hull No. [•] (hereinafter called the “Ship”). Terms used in this Guarantee shall bear the same meaning as in the Contract.
In consideration of your entering into the Contract and the payment to ourselves of EUR 1 (receipt of which is hereby acknowledged) the undersigned AKER YARDS ASA (the “Guarantor”) hereby unconditionally and irrevocably guarantees to you, your successors and permitted assigns (the "Beneficiary”) the payment of all such monies (whether principal or interest) and other liabilities or any part thereof (collectively, the “Debts") as may become due to the Beneficiary under or in respect of Article 9, Clause 2.3(i) and (iii) of the Contract and under Article 9, Clause 2.3(ii) of the Contract for any interest not recovered by the Buyer from the Refund Guarantors.
Our obligations under this Guarantee shall not be in any respect discharged, impaired or otherwise affected by reason of any events or circumstances whatsoever including without limitation, (i) any invalidity, irregularity or unenforceability of any of the Builder’s obligations under or in connection with the Contract, (ii) the granting of any time, waiver, consent, indulgence or other forbearance in relation to the Contract, (iii) any bankruptcy, insolvency or similar proceedings related to any party to the Contract, (iv) any amendments or supplements or any other variation whatsoever to the Contract including (without limitation) any assignment, novation or other partial or total transfer of the Contract whatsoever, (v) any modification, disposal of all or part of our direct or indirect investment, interest, control or management (without limitation) of the Builder or (vi) any other events or circumstances that might otherwise constitute a legal or equitable discharge of or defence to a surety or guarantor under applicable law, and we hereby irrevocably and unconditionally waive any and all defences at law or in equity that may be available to us by reason of any such events or circumstances.
Our liability to make payment hereunder shall be conditional upon receipt of the Beneficiary’s signed written demand (i) stating that demand has been made upon the Builder for payment of Debts due by the Builder under the Contract (ii) specifying the amount claimed by the

Beneficiary in respect of the Debts and/or interest thereon at the Relevant Rate, and (iii) confirming that the Builder has within fifteen (15) days of service of such demand failed to comply with the same.
We shall effect any payment under this Guarantee within a period of fifteen (15) running days following our receipt of the Beneficiary’s written demand without any counterclaim, deductions, set-off, withholdings or any objection whatsoever, and if we are required by law to make any deduction or withholding from any payment to the Beneficiary under this Guarantee, our payment to the Beneficiary will be increased by such amount as may be necessary to ensure that, after all of the required deductions and withholdings have been made, the Beneficiary receives a payment equal to the amount it would have received had no such deductions or withholdings been made.
However, if within the period of fifteen (15) running days following our receipt of the Beneficiary’s written demand, the Builder has (i) confirmed to us in writing that the Builder is disputing the Buyer’s entitlement to make a claim under this Guarantee and (ii) delivered to us a copy of a written notice served on the Buyer stating the grounds upon which the Builder is disputing the Buyer’s entitlement to make a claim under this Guarantee, we shall not effect payment under this Guarantee pending settlement of the dispute between the parties or determination of the dispute in accordance with the Contract. If the Builder subsequently accepts all or any part of the Buyer’s claim, or if the Buyer obtains a final order from the English courts (meaning a judgment or court order in respect of which there is no right of appeal or in respect of which the time limit for submitting an application to appeal has expired without such application having been made by either party to the Contract) adjudging that all or any part of the claim is payable to the Buyer, we will pay the relevant adjudged amount to the Buyer (together with interest thereon at the Relevant Rate) upon our receipt of a certified true copy of a settlement agreement signed on behalf of the Builder and the Buyer or (as the case may be) upon our receipt of a certified true copy of the relevant court order.
This Guarantee shall become effective on the Effective Date. Save in respect of any demands in relation to valid and lawful claims made hereunder before the termination or expiry of this Guarantee, this Guarantee shall terminate upon the earlier of (a) delivery and acceptance of the Ship in accordance with the Contract, (b) the valid and lawful termination of the Contract by the Builder pursuant to the terms thereof, (c) the date of the Beneficiary’s receipt from another guarantor acceptable to the Beneficiary of a guarantee in replacement for this Guarantee pursuant to the Contract in a form and substance acceptable to the Beneficiary, and (d) the date falling [**] [Confidential Treatment] days after the Delivery Date provided that if either party commences legal proceedings in the English courts pursuant to the Contract before the termination or expiry of this Guarantee or within 45 (forty five) days after termination of the Contract, this Guarantee shall remain in full force until the date falling 45 (forty five) days after the date of the final order in such proceedings.
The benefit of this Guarantee shall be capable of assignment without our consent to any permitted and lawful assignee of your benefit of this Contract provided that written notice of any such assignment shall be given to us as soon as reasonably practicable thereafter.
We shall not assign or transfer our obligations under this Guarantee without the prior written consent of the Beneficiary.

This Guarantee shall be governed by the laws of England and shall be subject to the exclusive jurisdiction of the English Courts.
All correspondence, claims and demands under or in connection with this Guarantee shall be marked for the attention of [insert name] and delivered to us at [insert address]. Any legal process issued out of the English courts may be served on us by being delivered to our agent for service of process in London, [insert name] at [insert London address].

Yours faithfully

Duly Authorised Signatory For and on behalf of AKER YARDS ASA

[name and position]	[name and position]
(End of Schedule 4)

SCHEDULE 5
Form Of Buyer’s Performance Guarantee
[NB This format is provisional and is subject to written approval of both parties]
[Letterhead of the Buyer’s Performance Guarantor]
AKER YARDS SA
Date [•]
Gentlemen:
YOUR HULL NUMBER [•] (THE “SHIP”)
We have been informed that on [•], 2006 a shipbuilding contract (the “Contract”) was concluded between [•], Ltd having its registered office at Milner House, 18 Parliament Street, Hamilton HM12, Bermuda (the “Buyer”), and yourselves for the construction and delivery of one cruise ship having the Builder’s Hull No. [•] (hereinafter called the “Ship”). Terms used in this Guarantee shall bear the same meaning as in the Contract.
In consideration of your entering into the Contract and the payment to ourselves of EUR 1 (receipt of which is hereby acknowledged) the undersigned NCL Corporation having its registered office in at Milner House, 18 Parliament Street, Hamilton HM12, Bermuda (the “Guarantor”) hereby unconditionally and irrevocably guarantees to you, your successors and permitted assigns (the “Beneficiary”) the payment of any such monies (whether principal or interest) and other liabilities or any part thereof (the “Debts”) as may become due to the Beneficiary under or in respect of the Contract (as the same may be supplemented, amended, changed or otherwise modified hereafter).
Our obligations under this Guarantee shall not be in any respect discharged, impaired or otherwise affected by reason of any events or circumstances whatsoever including without limitation, (i) any invalidity, irregularity or unenforceability of any of the Buyer’s obligations under or in connection with the Contract, (ii) the granting of any time, waiver, consent, indulgence or other forbearance in relation to the Contract, (iii) any bankruptcy, insolvency or similar proceedings related to any party to the Contract, (iv) any amendments or supplements or any other variation whatsoever to the Contract including (without limitation) any assignment, novation or other partial or total transfer of the Contract whatsoever, (v) any modification, disposal of all or part of our direct or indirect investment, interest, control or management (without limitation) of the Buyer or (vi) any other events or circumstances that might otherwise constitute a legal or equitable discharge of or defence to a surety or guarantor under applicable law, and we hereby irrevocably and unconditionally waive any and all defences at law or in equity that may be available to us by reason of any such events or circumstances.
Our liability to make payment hereunder shall be conditional upon receipt of the Beneficiary’s signed written demand (i) stating that demand has been made upon the Buyer for payment of the Debts due by the Buyer under or in respect of the Contract (ii) specifying the amount claimed by the Beneficiary in respect of any of the Debts and/or interest thereon at the Relevant Rate, and (iii) confirming that the Buyer has within fifteen (15) running days of service of such demand failed to comply with the same.

We shall effect any payment under this Guarantee within the period of fifteen (15) running days following our receipt of the Beneficiary’s written demand without any counterclaim, deductions, set-off, withholdings or any objection whatsoever, and if we are required by law to make any deduction or withholding from any payment to the Beneficiary under this Guarantee, our payment to the Beneficiary will be increased by such amount as may be necessary to ensure that, after all of the required deductions and withholdings have been made, the Beneficiary receives a payment equal to the amount it would have received had no such deductions or withholdings been made.
However, if within the period of fifteen (15) running days following our receipt of the Beneficiary’s written demand, the Buyer has (i) confirmed to us in writing that the Buyer is disputing the Builder’s entitlement to make a claim under this Guarantee and (ii) delivered to us a copy of a written notice served on the Builder stating the grounds upon which the Buyer is disputing the Builder’s entitlement to make a claim under this Guarantee, we shall not effect payment under this Guarantee pending settlement of the dispute between the parties or determination of the dispute in accordance with the Contract. If the Buyer subsequently accepts all or any part of the Builder’s claim, or if the Builder obtains a final order from the English courts (meaning a judgment or court order in respect of which there is no right of appeal or in respect of which the time limit for submitting an application to appeal has expired without such application having been made by either party to the Contract) adjudging that all or any part of the claim is payable to the Builder, we will pay the relevant adjudged amount to the Builder (together with interest thereon at the Relevant Rate) upon our receipt of a certified true copy of a settlement agreement signed on behalf of the Builder and the Buyer or (as the case may be) upon our receipt of a certified true copy of the relevant court order.
This Guarantee shall become effective on the Effective Date. Save in respect of any demands in relation to valid and lawful claims made hereunder before the termination or expiry of this Guarantee, this Guarantee shall terminate upon the earlier of (a) delivery and acceptance of the Ship in accordance with the Contract, (b) the valid and lawful termination of the Contract by the Buyer pursuant to the terms thereof, (c) the date of the Beneficiary’s receipt from another guarantor acceptable to the Beneficiary of a guarantee in replacement for this Guarantee pursuant to the Contract in a form and substance acceptable to the Beneficiary, and (d) the date falling [**] [Confidential Treatment] days after the Delivery Date provided that if either party commences legal proceedings in the English courts pursuant to the Contract before the termination or expiry of this Guarantee or within 45 (forty five) days after termination of the Contract, this Guarantee shall remain in full force until the date falling 45 (forty five) days after the date of the final order in such proceedings.
The benefit of this Guarantee shall be capable of assignment without our consent to any permitted and lawful assignee of your benefit of this Contract provided that written notice of such assignment shall be given to us promptly thereafter.
We shall not assign or transfer any of our obligations under this Guarantee without the prior written consent of the Beneficiary.
This Guarantee shall be governed by the laws of England and shall be subject to the exclusive jurisdiction of the English Courts.

All correspondence, claims and demands under or in connection with this Guarantee shall be marked for the attention of [insert name] and delivered to us at [insert address]. Any legal process issued out of the English courts may be served on us by being delivered to our agent for service of process in London, [insert name] at [insert London address].

Yours faithfully

Duly Authorised Signatory For and on behalf of NCL Corporation Ltd

[name and position]	[name and position]
(End of Schedule 5)

SCHEDULE 6
Definition Of Certain Terms
1.	DEFINITION OF CERTAIN TERMS

1.1	In this Contract:

“AOM” has the meaning given in Article 3, Clause 1.3;

“Builder’s Account” means the euro denominated account with IBAN number: [**] [Confidential Treatment] or as further modified by notice given by the Builder to the Buyer, and held by the Builder’s Bank at its office in Paris;

“Builder’s Bank” means Société Générale, Agence Opéra or as further modified by notice given by the Builder to the Buyer;

“Buyer’s Group” means (i) NCL Corporation Ltd, and its subsidiaries and (ii) all other associated or affiliated companies;

“Buyer’s Performance Guarantee” means the guarantee to be given by Buyer’s Guarantor in the form set out in Schedule 5;

“Buyer’s Guarantor” means NCL Corporation Ltd., a company incorporated in Bermuda and having its registered office at Milner House, 18 Parliament Street, Hamilton, HM12, Bermuda;

“Builder’s Performance Guarantee” means the guarantee to be given by Aker Yards ASA in the form set out in Schedule 4;

“Buyer’s Supplies” has the meaning given in Article 1, Clause 1.1(i)(b);

“Buyer’s Supply Costs” means at any given time the aggregate of (i) the costs incurred by the Buyer in relation to the delivery and transportation to the Shipyard, Ship or relevant Subcontractor, and all related incidental costs including insurance up to the point of delivery, of all Buyer’s Supplies and (ii) the Buyer’s reasonably estimated costs of acquiring and obtaining delivery of replacements for such Supplies at such time;

“Class Rules” has the meaning given in Article 1, Clause 4.1;

“Classification Society” has the meaning given in Article 1, Clause 4.1;

“commission” includes any advantage or benefit (whether monetary or not), brokerage, consideration, gift, gratuity, inducement, introduction fee, payment (other than any payment made or to be made in accordance with the express provisions of this Contract), promise, reward or success fee of any kind whatsoever payable to any broker, agent, intermediary or other person in relation to or in connection with the placing and/or performance of any activities connected with this Contract;

“Compensation Date” means (i) the 7th (seventh) day from (and including) the Delivery Date or (ii) the 3rd (third) day from (and including) the Delivery Date if the Ship has not been delivered by the intended delivery date mentioned in the 15 (fifteen) days definite notice given by the Builder under Clause 1.1 in Article 7;

“Compulsory Acquisition” means a requisition or other compulsory acquisition (including seizure, detention, confiscation or appropriation) by or on behalf of any government or governmental agency or by any persons acting or purporting to act on behalf of any government or governmental agency;

“Contract” means this shipbuilding contract and (save in the context of Article 14, Clause 18) includes the Plans, the Specification and the schedules, each of which forms an integral part of this Contract;

“Contract Price” means the fixed price for the Ship specified in Clause 1.1 of Article 8;

“Defects List” has the meaning given in Article 6, Clause 1.15;

“Delivery Date” means the fixed delivery date for the Ship specified in Clause 1.1 of Article 7, it being acknowledged and agreed by the parties that such date may be reset only in strict accordance with, and subject to, the express provisions of this Contract;

“Design Draft” has the meaning given in Article 1, Clause 2.12(ii);

“Dispute” means any dispute or difference whatsoever arising at any time out of or in connection with this Contract including a dispute regarding the existence, validity or termination of this Contract, and “Disputes” shall be construed accordingly;

“Effective Date” has the meaning given in Article 14, Clause 11.1;

“encumbrance” means (i) any claim or demand (whether in personam or in rem and including any arrest or other detention in connection with any claim) and any debt, and/or (ii) any mortgage, charge, pledge, maritime or possessory or other lien, assignment, hypothecation, trust arrangement, encumbrance, or other security interest securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect but does not include any permitted encumbrance;

“EUR” and “euro” mean the lawful currency of France.

“EURIBOR” means the percentage rate per annum for euro deposits determined by the Banking Federation for Europe for the relevant period displayed on the appropriate page of the Telerate or the Reuters screen from time to time or, if such display is not available at any time, as certified by the head office of the Builder’s Bank at Paris;

“Flag State” has the meaning given in Article 7, Clause 1.8;

“GA Plan” means the general arrangement plan [**] [Confidential Treatment], dated [•] 2006 and initialled by the parties for the purposes of identification;

“Guaranteed Deadweight” has the meaning given in Article 1, Clause 2.1(ii);

“Guaranteed Fuel Consumption” or “GFC” has the meaning given in Article 1, Clause 2.1(vii);

“Guaranteed Service Speed” or “GSS” has the meaning given in Article 1, Clause 2.1(vi);

“Insurances” has the meaning given in Article 4, Clause 2.1;

“Manuals” has the meaning given in Article 1, Clause 1.1(i)(c);

“Makers’ List” has the meaning given in Article 1, Clause 5.3;

“Mortgage” has the meaning given in Article 4, Clause 1.8 and “Mortgages” shall be construed accordingly.

“minor defect” has the meaning given in Article 6, Clause 1.15;

“Option Agreement” means an agreement to be made on mutually acceptable terms between the Builder and the Buyer’s Guarantor for the construction of one further passenger cruise ship;

“Parts” has the meaning given in Article 1, Clause 1.1(i)(b);

“partial loss” means any loss of or damage to the Ship (including Buyer’s Supplies and other Parts) which does not constitute a total loss and “partial loss proceeds” means any insurance proceeds paid and/or payable in respect of any partial loss;

“permitted encumbrance” means any encumbrance (i) created by the Buyer or (ii) arising by operation of law in connection with claims against the Buyer by any person other than the Builder for which the Buyer would not be entitled to compensation or indemnification from the Builder under this Contract;

“Plans” means the GA Plan, and the other plans and drawings described or referred to in the Specification;

“protected parties” means (i) the Buyer and NCL (Bahamas) Ltd. (“NCLB”), and (ii) the respective agents, officers, employees, workmen, suppliers and other representatives of the Buyer and NCLB provided that, in the context of Article 12, Clause 1.1 “protected parties” means the Buyer and any other affected members of the Buyer’s Group;

“Protocol of Delivery and Acceptance” has the meaning given in Article 7, Clause 1.3(i);

“Refund Guarantee” has the meaning given in Article 8, Clause 2.3(ii);

“Refund Guarantor” has the meaning given in Article 8, Clause 2.3(ii);

“Regulatory Authorities” means the authorities, bodies and entities having regulatory responsibility and authority in respect of the Ship or specific areas or parts of the Ship, before or after delivery of the Ship, including those identified in Part G3 of the Specification;

“Regulatory Rules” has the meaning given in Article 1, Clause 4.3;

“Relevant Rate” means the aggregate of (i) [**] [Confidential Treatment] and (ii) EURIBOR;

“remedy” shall be construed (with reference to defects and deficiencies referred to in Articles 6 and 7) so as to mean and include correct, rectify, redesign, remedy, repair, replace or otherwise make good, and test to prove the efficacy of the relevant remedial Work, every defect and deficiency, and any other physical damage, for which the Builder is liable under Articles 6 and 7, and “remedial” shall be construed accordingly;

“Ship” has the meaning given in Article 1, Clause 1.1(i)(a);

“Shipyard” means the Builder’s shipyard at Saint-Nazaire, France;

“Signing Date” means the date on which this Contract is signed by or on behalf of each party;

“Specification” means Specification [**] [Confidential Treatment] dated [•] 2006 and, unless the context otherwise requires, “specified” means stipulated in the Specification or in the Appendices;

“Subcontractor(s)” shall include each of the Builder’s makers and suppliers and any other person, company or other entity to whom any part of the Work is subcontracted directly or indirectly by the Builder;

“tests” means (i) the shop and dock inspections, measurements and tests, (ii) the sea trials, (iii) the other inspections and tests referred to in the Specification and the Plans, and (iv) all such other commissioning, tests, trials and inspections (or retests, retrials and reinspections) as may reasonably be required in order to demonstrate and confirm compliance of the Ship with the Contract, Plans and Specification and the full and final remedy of any defects;

“total loss” means any actual, constructive, compromised or arranged or agreed total loss of the Ship (including Buyer’s Supplies or other Parts);

“Work” means all of the Parts to be provided and all of the services, labour and other Work to be supplied and carried out by the Builder and its Subcontractors under and in connection with this Contract, as more particularly described in the Specification and the Plans;

“Working Day” means any day, other than a Saturday or Sunday, on which banks are generally open for business in each of London and Paris; and

2.	INTERPRETATION OF CERTAIN REFERENCES

2.1	Save where the contrary is expressly stated, any reference in this Contract to:
(i)	this Contract, the Specification, the Plans or any other agreements or documents shall be construed as a reference to this Contract, the Specification, the Plans or, as the case may be, such other agreements or documents as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented by agreement of the parties;

(ii)	an Article or the schedule shall be construed as a reference to an Article or the schedule of this Contract;

(iii)	an award shall be construed as a reference to any award, decision, declaration, injunction, judgement, order or other relief;

(iv)	a claim shall be construed as a reference to any action, claim, demand, proceeding, process or suit, whether in arbitration or court or otherwise;

(v)	a clause shall be construed as a reference to a clause of the Article in which the reference appears;

(vi)	a person shall be construed as a reference to any individual, firm, company, corporation, unincorporated body of persons, or any state or state agency,

(vii)	a party to this Contract shall include a reference to such party’s successors and permitted assigns;

(viii)	a tax shall be construed as a reference to any tax, assessment, levy, impost, customs, stamp or other duty, or other charge of a similar nature (including, without limitation, any fine or penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), whether national, provincial or local;

(ix)	a judgment shall be construed so as to include any court order, injunction, declaration, decision and any other form of judicial relief;

(x)	a receiver shall be construed so as to include any liquidator, trustee, administrator, receiver, administrative receiver, manager or similar officer; and

(xi)	the winding up of a party to this Contract shall be construed so as to include the bankruptcy or liquidation of the party or any equivalent or analogous proceedings under the law of the jurisdiction in which such party is incorporated or any other jurisdiction in which such party carries on business.
2.2	The Index, Article, Clause and schedule headings and sub-headings are inserted for convenience only and shall not affect the interpretation of this Contract.
(End of Schedule 6)

SCHEDULE 7
Sound and Vibration
[**] [Confidential Treatment]

*	5dBA relaxation in sports area and pasage ways

*	5dBa relaxation near ventilation inlets and outlets

[**] [Confidential Treatment]

AOM No. 1 under the Contract for C33
IT IS HEREBY AGREED:
(1) that the Contract Price shall be increased by the amount of €3,435,000 (three million four hundred and thirty five thousand euros) on account of the agreed increase in the overall length of the Ship to [**] [Confidential Treatment] metres (with a tolerance of +/- half a metre) and all related modification Works;
(2) that the Contract Price increase referred to above shall be paid in accordance with Article 8, Clause 2.4 (ii) of the Contract; and
(3) that the modifications referred to in this AOM shall not change the Delivery Date or any other provision of the Contract.
Signed for F3 One, Ltd.

/s/ Colin Veitch on 7th September 2006

Signed for Aker Yards S.A.

Signature illegible on 7th September 2006

AOM No. 2 under the Contract for C33
IT IS HEREBY AGREED:
(1) that the Contract Price shall be increased by the amount of €783,000 (seven hundred and eighty three thousand euros) in order to take account of the netting off of the increases against the decreases referred to in the attached table;
(2) that the Contract Price increase referred to above shall be paid in accordance with Article 8, Clause 2.4 (ii) of the Contract; and
(3) that the modifications referred to in this AOM shall not change the Delivery Date or any other provision of the Contract.
Signed for F3 One, Ltd.

/s/ Colin Veitch on 7th September 2006

Signed for Aker Yards, S.A.

Signature illegible on 7th September 2006

Open Items Settlement List August 24,2006

Item #	SPEC/REF	Description	Increase Aker / NCL	Decrease/Credit
3	H.4.15.1.1	[**] [Confidential Treatment]	[**] [Confidential Treatment]
4	H.4.15.6	[**] [Confidential Treatment]	[**] [Confidential Treatment]
17	G.3.2	[**] [Confidential Treatment]		[**] [Confidential Treatment]
20	H.4.1.2.1	[**] [Confidential Treatment]	[**] [Confidential Treatment]
26	E.10.10.2	[**] [Confidential Treatment]	[**] [Confidential Treatment]

Sum			[**] [Confidential Treatment]	[**] [Confidential Treatment]

Net Total			783,000.00 €

AOM No. 3 under the Contract for C33
IT IS HEREBY AGREED:
(1) that the Contract Price shall be increased by the amount of € 2,850,000 (two million eight hundred and fifty thousand euros) in respect of the agreed increase in GSS from [**] [Confidential Treatment] knots and all related modification Works;
(2) that the Contract Price increase referred to above shall be paid in accordance with Article 8, Clause 2.4 (ii) of the Contract; and
(3) that the modifications referred to in this AOM shall not change the Delivery Date or any other provision of the Contract.
Signed for F3 One, Ltd.

/s/ Colin Veitch on 7th September 2006

Signed for Aker Yards S.A.

Signature illegible on 7th September 2006

AOM No. 4 under the Contract for C33
IT IS HEREBY AGREED:
(1) that the Contract Price shall be increased by the amount of € 400,000 (four hundred thousand euros) in order to take account of the set-off made in respect of (i) the agreed cost increases resulting from the [**] [Confidential Treatment] modifications agreed between the parties for decks [**] [Confidential Treatment], and (ii) the agreed cost decreases resulting from the space decrease modifications agreed betw een the parties for decks [**] [Confidential Treatment];
(2) that the Contract Price increase referred to above shall be paid in accordance with Article 8, Clause 2.4 (ii) of the Contract; and
(3) that the modifications referred to in this AOM shall not change the Delivery Date or any other provision of the Contract.
Signed for F3 One, Ltd.

/s/ Colin Veitch on 7th September 2006

Signed for Aker Yards S.A.

Signature illegible on 7th September 2006

Description of modification
–	Deck 7 breadth of public spaces remains at [**] [Confidential Treatment] meters.

–	Area of public spaces on deck 14 and on deck 15 is increased to accommodate [**] [Confidential Treatment] at the aft part of the Ship.